EXHIBIT 10.2

AGREEMENT ON THE LEASE OF NON-RESIDENTIAL PREMISES

Lessor: HTP Budĕjovická s.r.o. Identification Number: 265 04 006 Registered Office: Prague 2, Vinohrady, Mánesova 917/28, Postal Code: 120 00	Lessee: ALWIL Software a.s. Identification Number: 276 36 917 Registered Office: Prague 10, Průběžná 2397/76, Postal Code: 100 00

1.                                       HTP Budějovická s.r.o.

Identification Number: 26 50 40 06

Registered Office: Prague 2, Vinohrady, Mánesova 917/28, Postal Code: 120 00

Registered in the Commercial Register maintained by the Municipal Court in Prague, Section C, File 86315

Acting through                       and

- hereinafter as the “Lessor” -

and

2.                                       ALWIL Software a.s.

Identification Number: 276 36 917

Registered Office: in Prague 10, Průbĕžná 2397/76, Postal Code: 100 00

Registered in the Commercial Register maintained by the Municipal Court in Prague B, File 11402

Acting through Eduard Kučera, Chairman of the Board of Directors

- hereinafter as the “Lessee” -

have entered on the day given below into the following

Agreement on the Lease of Non-residential Premises:

Article 1

Subject Matter of the Lease, Purpose of the Lease, Handover

1.                             The Lessor hereby declares that it is an exclusive owner of the plots of land with land parcel Nos. 306, 310/126, 310/182 and 3275/7, in the municipality of Prague, cadastral area Michle. The above-mentioned plots of land are marked in red in the layout, i.e., Annex No. 1, and are registered on the Ownership Certificate No. 438, for the cadastral area Michle maintained by the Cadastral Office for the Capital City of Prague (hereinafter as the “Plots”). Furthermore, the Lessor declares that it is an exclusive owner of the building No. 1518 of the property Trianon located on the plot with land parcel No. 310/182 in the municipality of Prague, cadastral area Michle (hereinafter as the “Property”). The extract from the Ownership Certificate to the Property forms Annex No. 2.

2.                             By means of this Agreement, the Lessor leases the following premises of the Property to the Lessee:

2.1                       premises in the office section of the Property with the area of 2,363.79 m2 on the 8th through 12th above-ground floor of the Property, marked in orange in the layout - Annex No. 3, for the purpose of use as office space for business activities of the Lessee in accordance with Annex No. 5;

2.2                       storage area of the Property on the 3rd underground floor of the Property with the area of 109.52 m2 marked in orange in the layout - Annex No. 3, for the purpose of use as storage for business activities of the Lessee in accordance with Annex No. 5;

2.3                       15 parking lots on the 3rd underground floor (garage) of the Property, marked in blue in the layout - Annex No. 3, for the purpose of parking of cars of the Lessee, its employees, visitors and contractors;

2.4                       The area of the Property used by all lessees of the Property, in particular for the purpose of access (non-exclusive lease of the access areas of the Property together with other lesees), of the Property, marked in yellow in the layout - Annex No. 3, with the total area of 1,684.35 m2, whereas the proportional area for the purpose of calculation of the rent and the operating costs allocated to the Lessee equals 229.40 m2; the Lessee shall use these common areas in connection with the use of the office space under Article 1, Section 2.1,

(hereinafter also as the “Subject Matter of the Lease”) provided, however, that all the above mentioned floor areas are determined in compliance with the GIF method (Gesellschaft für Immobilienwirtschaftliche Forschung) published in the 2004 Regulation. Any potential objections against the floor area must be communicated by a Party to the other Party within one (1) month from commencement of the Lease at the latest, otherwise the floor area of the premises described in this section shall be decisive only for determining the amount of rent and operating costs paid by the Lessee pursuant to this Agreement and also for all other purposes pursuant to this Agreement.

3.                             Under the condition of due and timely performance of all material obligations, the Lessee is entitled by this Agreement to undisturbed and due use and access to the Subject Matter of the Lease.

4.                             The Lessee agrees to use the Subject Matter of the Lease exclusively for the above-mentioned purpose of lease. Any material changes, modifications or extensions of the purpose of lease are subject to a prior written consent of the Lessor, which may not be withheld or held back by the Lessor without a material reason. The Lessor is obliged to issue and deliver to the Lessee its written consent or disapproval of the material change, modification or extension of the purpose of lease without undue delay after delivery of the request of the Lessee, however, no later than within 10 calendar days as of delivery of the request.

5.                             The description of construction of the Property including the Subject Matter of the Lease forms an integral part hereof as Annex No. 4. By singing the Agreement, the Lessee simultaneously agrees with the area of the Subject Matter of the Lease set forth herein.

6.                             The Lessor declares that its ownership title to the Plot and the Property, as well as the right to dispose of the Property is not limited at the time of entering into the Agreement by any right of a third party which could interfere with, threaten or restrict the use of the non-residential premises under lease according to this Agreement.

7.                             The Lessor is exclusively liable and shall bear all related costs for obtaining all licenses and permits required by legal regulations for lease of the Subject Matter of the Lease (in particular, the final building approval) and is obliged to ensure that such licenses and permits are in effect until the end of the term of lease according to this Agreement.

8.                             The Lessor is responsible for due management, operation, maintenance and cleaning of the Property, except when this Agreement assigns such obligations to the Lessee. Upon its sole consideration the Lessor may establish and/or authorize another entity to manage the Property on behalf of the Lessor, but it will nevertheless continue to be responsible vis-à-vis the Lessee for the services connected with the management, operation, maintenance and cleaning. Further, the Lessor shall provide for due maintenance of the common areas and shall keep the Property in proper condition. The Property shall be managed in a way corresponding with standards “Class A Building” in Prague.

9.                             The Lessee declares that it leases the Subject Matter of the Lease for its business activity described in Annex No. 5. The Subject Matter of the Lease is hereby leased to the Lessee solely for the purposes specified in Section 2 and in the previous clause. Any use of the non-residential premises contrary to the above-mentioned purpose without the consent of the Lessor shall be deemed as a material breach of this the Lease Agreement by the Parties, and the Lessor shall be entitled to terminate this Agreement by a written notice with immediate effect.

10.                       The Lessor has authorized the Contractor HOCHTIEF Development Czech Republic s.r.o., a company with its registered office at Prague 5, Smíchov, Karla Engliše 3201/6, Postal Code 150 00, Identification No. 251 39 169, registered in the Commercial Register maintained by the Municipal Court in Prague, Section C, File No. 52916 (hereinafter also as the “Contractor”) to hand the Subject Matter of the Lease over to the Lessee. Unless the Parties agree otherwise, the handover and takeover of the Subject Matter of the Lease shall take place on 15 April 2009. If an authorized representative of the Lessee fails to come without a prior proper apology or if it does not take over the Subject Matter of the Lease (unless the reasons for rejecting the takeover have been fulfilled in accordance with Section 11 below) in any of the substitute terms set forth by the Contractor representing the Lessor, it shall be deemed that the Lessee has taken over the Subject Matter of the Lease (without objections or conditions) on the handover day as originally set forth. This does not apply in the event when the default of the Lessee with taking over the Subject Matter of the Lease arises as a result of force majeure, which objectively prevented taking over the Subject Matter of the Lease.

11.                       The Lessee and the Contractor on behalf of the Lessor shall inspect the Subject Matter of the Lease during the handover, try all the systems in the Subject Matter of the Lease and execute and sign a handover protocol. The handover protocol shall consist of a list of all faults and outstanding work as compared with the condition of the Subject Matter of the Lease required in accordance with Annex No. 4 and will be in the wording of Annex 6. The Lessor is obliged to remove the snags and defects work listed in the handover protocol without unnecessary delay. The Lessee is obliged to take over the Subject Matter of the Lease if the faults and outstanding work do not prevent a due use of the Subject Matter of the Lease. The Lessor is liable for the defects which have not been listed in the handover protocol only if they are hidden defects. For avoidance of any doubt the Lessor is not liable for defects and outstanding work of client changes or as a result of client changes.

12.                       From the day of taking over the Subject Matter of the Lease, the Lessee is liable for the damage incurred on or in the Subject Matter of the Lease, both as regards the assets or health, and it is obliged to have a valid policy of insurance under the terms and conditions and in the scope as set forth in Article 19. From the day of taking over the Subject Matter of the Lease until the beginning of the term of the Lease the Lessee is entitled to use the Subject Matter of the Lease exclusively for the purpose of its preparation for use based on this Agreement, i.e., in particular for carrying out client changes and for installation of equipment, furniture, cables, testing of the installed equipment and moving into the Subject Matter of the Lease. The Lessee shall give access to the Subject Matter of the Lease to the Lessor, the Contractor and other appointed persons even after its handover, namely for the purpose of removing the faults and carrying out outstanding work and a complex test of the systems and finishing works on the Property. The Lessee shall pay to the Lessor a lump sum in the amount of CZK 125,000.00 per month (or its proportionate part) for the costs of consumption of electricity, water and other utilities and for use of other services provided by the Lessor as a matter of course in connection with the Lease in the period between the handover of the Lease and the beginning of the term of the Lease; this amount has been agreed as a fixed sum and will not be reconciled based on the actual consumption.

Article 2

Rent

1.                             The monthly rent for the Subject Matter of the Lease is

1.1	Under Article 1, Section 2.1	EUR 15.10 /m2	i.e., the total of EUR 35,693.22

1.2	Under Article 1, Section 2.2	EUR 7.50 /m2	i.e., the total of EUR 821.40

1.3	Under Article 1, Section 2.3	EUR 100 / parking lot	i.e., the total of EUR 1,500.00

1.4	Under Article 1, Section 2.4	EUR 15.10 /m2	i.e., the total of EUR 3,463.90

Total:		EUR 41,478.52 per month

plus the value added tax in the relevant statutory amount and in compliance with statutory terms and conditions. The Lessee hereby confirms it is a VAT payer and undertakes not to cancel its registration to VAT during the lease duration, unless valid legal regulations stipulate otherwise.

2.                           The Contractual Parties have agreed to amend the rent according to the collective index “Euro-Zone MUICP” published by the Statistical Office of the European Communities, i.e. by EUROSTAT (hereinafter the “Index”). In case the Index is no longer published, the successor index or the most similar index shall apply. The base for valorization is the Index figure for the month preceding the execution of the contract (hereinafter the “Base”). The amendment shall be performed once a year, always as of the 1st of January of each year (starting from 1st of January 2010), based upon the index figure published for September of the preceding year (hereinafter the “Current index figure”). The new rent shall be determined in the way that the rent pursuant to § 2 Section 1 will be adjusted in the same ratio as the ratio between the Current index figure and the Base. Should the rent after such adjustment be lower than the rent for the previous year, there will be no adjustment of the rent and the rent will stay the same as the previous year.

3.                             The rent shall be paid in EUR on a monthly basis in advance by the 3rd working day of the given month to a bank account of the Lessor, number 2052220418/2600 (IBAN CZ 50 2600 0000 0020 5222 0418) or such bank account, the number of which as well as other banking details shall be communicated by the Lessor to the Lessee in writing. A timely payment is deemed to be a payment credited in the full amount to the bank account of the Lessor. For the purpose of rent payment, the day of taxable supply is the first day of each calendar month.

4.                             The total monthly rent for the whole Subject Matter of the Lease shall be decreased for the first five months of the Lease, i.e., for the period from 1 June 2009 to 31 October 2009, to the amount of EUR 17,840.62 per month. VAT shall be added to this amount in the relevant statutory amount and in compliance with statutory terms and conditions.

Article 3

Operating Costs

1.                             The Lessor is obliged to provide during the term of the Lease duly and timely all the services necessary for the proper use of the Subject Matter of the Lease or duly and timely arrange for their provision.

2.                             The Lessee shall cover all operating costs connected with the operation and repairs of the Subject Matter of the Lease as well as those connected with the operation, maintenance, repairs, and management of the Property and the Plots, which are specified in Annex No. 6, or such which are usually paid for supplies, services and management in comparable buildings in Prague at the given time. When spending the operating costs and their allocation to individual lessees, the

Lessor is obliged to act in accordance with good morals and fair business practices. The Lessor shall exert all the effort which can be reasonably required in order to achieve that the operating costs are comparable in terms of their amount and scope with costs for the same or comparable scope of supplies/services in comparable buildings in Prague at the given time and that they are spent effectively.

3.                             Operating costs of the Property shall be allocated to the Lessee in proportion to its leased area under Article 1, Section 2 to the total leasable area of the Property. The Lessor is entitled to determine that the allocation of the operating costs (or those parts of the operating costs which relate to a certain part of the Property) shall be made separately for the office section of the Property (including the shares of the common areas within this section), for the retail section (including the shares of the common areas within this section), and for the storage space, in accordance with the proportion of the area leased by the Lessee within the relevant section of the Property to the total leasable area in the given section of the Property, whereas the area of the underground garages shall not be considered and their maintenance, repairs, operation, and management shall be allocated among individual lessees on the basis of the number of parking lots leased by them to the total number of parking lots; more detailed specification of costs is included in Annex No. 6. The allocation principles shall not relate to such costs, which are paid directly by the Lessee or which are calculated on the basis of actual consumption. Annex No. 7 sets forth which operating costs are to be allocated according to actual consumption.

4.                             All costs pursuant to Article 3, Section 1 will be charged to the Lessee in the form of lump-sum payments determined on a monthly basis with respect to the Subject Matter of the Lease :

1.1	Under Article 1, Section 3.1	CZK 105/m2	i.e., the total of CZK 248,197.89

1.4	Under Article 1, Section 3.2	CZK 35/m2	i.e., the total of CZK 3,833.20

1.5	Under Article 1, Section 3.3	CZK 350/ parking lot	i.e., the total of CZK 5,250.00

1.6	Under Article 1, Section 3.4	CZK 105/m2	i.e., the total of CZK 24,086.75

In total CZK 281, 367, 83 per month

The lump-sum payments for the operating costs shall be settled in CZK on quarterly basis, in advance within the 10th day of the given calendar quarter to a current account of the Lessor, account number: 2052220100/2600 (IBAN CZ 03 2600 0000 0020 5222 0100) or such other account, the number of which as well as the bank details shall be communicated to the Lessee by the Lessor in writing. A timely payment refers to a payment that is credited to the specified account of the Lessor in full. For tax purposes the operating cost in terms of Article 3, Section 1 shall be provided as partial payments. The partial payments shall be considered as due on the first day of each calendar quarter.

5.                             The Lessor has the right to perform an appropriate correction of the lump-sum payments according to Article 3, Section 4 once a year, at all times by 30 April of the subsequent year in accordance with the actual costs. The respective period as the subject matter of the correction shall be a calendar year. Any potential receivables resulting from the annual correction (i.e., the difference between the lump-sum payments for the respective period and actual costs assignable to the Lessee) shall be — by the Lessee in case of an undercharge or by the Lessor in case of an overcharge — due and payable one month after the delivery of the correction proposal to the Lessee and shall be settled in the form of a credit note or a debit note. In case the Lessee doubts the correctness of the annual correction of the lump-sumps payments, it shall be entitled to raise written objections against the correction proposal within a period of fifteen (15) days from the delivery of the correction proposal. The Lessor is obliged to invite the Lessee to a meeting, which would take place at the latest within 15 days from the delivery of the written objections of the Lessee. At this meeting, the Lessor shall submit to the Lessee documents for the correction and let the Lessee browse such documents and make copies of them.

6.                             The projected costs connected with the Lessee’s consumption of electricity in the Subject Matter of the Lease under Article 1, Sections 2.1 and 2.2 are already included in the lump-sum payments under Article 3, Section 4, and the actual costs shall be charged according to individual electrometers to be installed within the Subject Matter of the Lease. Cleaning services in the Subject Matter of the Lease under Article 1, Sections 2.1 and 2.2, if such services are provided by the Lessor, shall be charged separately to the Lessee as well since they are not included in the lump-sum payments.

7.                             Should the annual correction of the lump-sum payments for operating costs pursuant to Article 3, Section 4 prove that the agreed lump-sum payments for operating costs pursuant to Article 3, Section 3 do not correspond to the actual costs, or if it can be objectively expected that there might be a modification of the operating costs, the Lessor shall be entitled to modify the monthly lump-sum payments for operating costs in terms of Article 3, Section 3 so they would cover the expected costs, at its reasonable discretion. The new amount of the lump-sum payments shall be effective for the quarterly payment of the lump-sum payments following the delivery of the notice on the modification of the lump-sum payments to the Lessee.

8.                             In case the Lease is terminated during a calendar year, no extraordinary correction of the lump-sum payments shall be prepared, but only the statement of account scheduled within the framework of the regular annual statement of account.

9.                             Value added tax in the relevant statutory amount shall be added to all the costs in accordance with Section 1.

Article 4

Guarantee

1.                             The 10 May 2009 at the latest, the Lessee shall present to the Lessor an original bank guarantee issued by an recognized Czech bank or a branch of a foreign bank in the Czech Republic as security for the performance by the Lessee of its financial obligations arising from or related to this Agreement. The bank guarantee shall be irrevocable, unconditional and payable at the first call, in the form acceptable to Lessor principally under the terms and conditions included in the form attached hereto as Annex No. 8, for the amount equaling a sum of three monthly payments of the rent for the whole Subject Matter of the Lease and the total monthly lump-sum payments for the operating costs plus VAT. The Lessee shall arrange that the bank guarantee will be valid and effective over the whole course of the Lease plus 6 months and the assignments of claims arising from it shall not be excluded. To the extent the bank guarantee is for a period shorter than the required period of validity, the Lessee shall arrange no later than thirty days prior to the expiration date of the existing bank guarantee for a new bank guarantee to be issued by the same bank or another renowned Czech bank or a branch of a foreign bank in the Czech Republic principally in the same form and for the same amount as the existing bank guarantee. If such new bank guarantee is not issued, the Lessor may draw the entire amount of the bank guarantee prior to its expiration date and hold such amount as security, provided that the terms and conditions of Section 4 are fulfilled without unnecessary delay.

2.                             The Lessee must be informed in advance in writing by the Lessor about each planned drawing and must be provided an additional term (above the framework set forth in this Agreement) for performance in the term of at least five (5) working days.

3.                             If the Lessor draws from the bank guarantee due to the reasons set forth in the preceding clauses or if as a result of any increase of the rent, lump-sum payments for the operating costs or VAT the amount set forth in the bank guarantee is lower than the sum of three monthly payments of the rent for the whole Subject Matter of the Lease and the total monthly lump-sum payments for the operating costs plus VAT, the Lessor shall inform about this fact the Lessee in writing and the Lessee is obliged to arrange that the bank guarantee will be supplemented to the original amount or increased by the relevant amount no later than within one (1) month.

4.                             (a) The Lessor may draw from the bank guarantee only in the event that the Lessee is in default with the payment of the rent or operating costs (including the payment of receivables arising from the correction of lump-sum payments) and/or there is a damage on the subject of lease, for which pursuant to this agreement or the statutory provisions the Lessee is liable.

5.                            The Lessee may replace any time the bank guarantee with depositing a security deposit in the same amount by placing the funds to the bank account of the Lessor designated by the Lessor. The interest, if any, from the security deposit belongs to the Lessee and at the same time becomes part of the security deposit. The conditions of the § 4 Sections 1 to 3 shall apply to the security deposit accordingly.

Article 5

Term of the Lease

1.                             The Lease shall commence on 1 June 2009 and end on 31 May 2014.

Article 6

Termination of the Agreement

1.                             Prior to the termination of the term of the Lease under Article 5, the Lease may be terminated under this Article 6 or according to other provisions of the Agreement expressly  regulating its termination.

2.                             The Lessee is entitled to terminate this Agreement by a written notice with one month notice period, if:

2.1                   A substantial part of the Subject Matter of the Lease becomes demonstrably permanently unfit for the agreed purpose of the Lease through no fault of the Lessee (if the Subject Matter of the Lease becomes only temporarily unfit for the agreed purpose of use, instead of this Section the regulation by Article 20 of this Agreement shall apply).

2.2                   The Lessor does not provide the services connected with the Lease, and this breach of the Lessor has a material adverse effect on the Lessee, and the Lessor fails to remedy the situation even after 20 days as of a notice of the Lessee. For avoidance of any doubt the Parties state that gross negligence shall also be repeated negligence of the Lessor which has a material adverse effect on the Lessee, if such negligence occurs repeatedly in the period shorter than three months and the Lessee has notified the Lessor at least once in writing about the possibility of termination of the Agreement due to the above-mentioned reason.

2.3                   If conditions of Article 20 have been fulfilled.

3.                             The Lessor may terminate this Agreement by a written notice with one month notice period, if:

3.1                   The Lessee uses the Subject Matter of the Lease contrary to this Agreement;

3.2                   The Lessee is more than one month in default with payment of the rent including the lump-sum payments for operating costs under Article 3 and, if any, payment of the correction of the lump-sum payments;

3.3                   The Lessee materially disturbs the peace or order within the Property;

3.4                   The Lessee subleases the Subject Matter of the Lease or any part thereof without the consent of the Lessor;

3.5                   The Lessee changes the subject matter of its business activity within the Subject Matter of the Lease, and such change has a material effect on the use of the Subject Matter of the Lease, or the Lessee carries out client changes within the Subject Matter of the Lease without a prior written consent of the Lessor;

3.6                   The Lessee has been declared bankrupt;

3.7                   The Lessee has not provided a bank guarantee or, as the case may be, a security deposit, or it has failed to supplement it on time in accordance with Article 4.

4.                             If the Lessee or the Lessor believes that any of the reasons for termination has occurred, it is obliged to notify the other Party in writing about this fact except for the reason for termination set forth under 3.6 (stating the specific reason for termination) and at the same time invite the other Party to remedy this situation within the term of ten working days. The right to terminate this Agreement arises upon expiration of this term.

5.                             If any Party becomes entitled to terminate this Agreement, it may exercise this right within the term of six (6) months as of the moment when it had learned about the reason for termination of this Agreement; provided, however, that the given reason for termination continues to apply.

6.                             In case the Lessor terminates this Lease Agreement and the Lessor fails to re-lease the Subject Matter of the Lease or it will re-lease the Subject Matter of the Lease only for a lower rent or only partially, the Lessee agrees to pay to the Lessor its lost profit from the rent for the whole term of the Lease as it has been agreed. However, the Lessor is obliged to exert reasonable effort to lease the Subject Matter of the Lease as soon as possible and under comparable conditions.

Article 7

Client Changes

1.                             A prior written consent of the Lessor is necessary for any construction modification in the Subject Matter of the Lease as well as for installation of equipment, which shall not be unreasonably withheld or held back by the Lessor. A justified reason is, in particular, a negative decision of the Building Office, a requirement for such client changes which would change the layout of the Subject Matter of the Lease, interfere with construction of walls, floors or ceilings or restrict or interfer with the rights of other lessees of the Property. The Lessor is obliged to issue and deliver to the Lessee its written consent or disapproval of the construction modifications or installation of the equipment within 10 calendar days as of delivery of the request of the Lessee, which shall be supported by technical documentation relating to the given changes and making possible for the Lessor to assess the changes in an adequate way. The costs of such changes shall in each case be borne by the Lessee. The Lessee is also obliged to obtain official permits, if any, for performance and use of the client changes, especially the final building approval. Delay with issuance of such permits does not affect the duty of the Lessee to pay the rent from the beginning of the term of the Lease.

2.                             The Lessor and the Contractor agree to provide reasonable collaboration as regards the client changes to be carried out by the Lessee prior to the beginning of the Lease, including the collaboration in obtaining the necessary official permits for the client changes. The Lessor further agrees to make it possible to the Lessee to connect the equipment of the Lessee to the diesel aggregate unit which serves for emergency supply of electric circuits in the building and use the input in the maximum scope of 50 kW. This maximum also includes the so-called rise time of the electric current. The Lessee agrees to undertake such adjustment on its equipment so that this limit is not exceeded in any way.

3.                             The Lessee is entitled to carry out client changes only through the Contractor, a person authorized by the Contractor or such contractor (i) which has a valid liability insurance covering the whole scope of the relevant order; (ii) which has documented its expertise for delivering the given item, in particular by presenting its trade license or extract from the Commercial Register, guarantees of responsible persons and references from similar orders; (iii) which has documented regular training in safety and the protection of health at work for individual employees who will participate in the performance of the relevant order; (iv) whose employees, who will participate in the performance of the relevant order, will pass introductory training in safety and the protection of health at work for construction of the Property, (v) which will submit to the Lessor contacts to producers of each installed item; and (vi) which does not have a generally bad reputation in the market in connection with the way or the quality of the work performed by it.

4.                             In performing client changes, the Lessee is obliged to act in compliance with the rules set forth for construction of the Property, in particular the rules of safety and the protection of health at work, and in compliance with the instructions of the Lessor or a person authorized by it, which will be in harmony with common business practice and the standard of similar complexes in Prague, and comply with all applicable legal regulation and binding technical standards. The Lessee shall ensure that contractors of client changes act in compliance with such rules and instructions and comply with all applicable legal regulation and binding technical standards. If these rules are breached or the instructions are not observed, the Lessor is entitled to take adequate measures to remedy the situation, including in extreme cases to prevent certain persons or contractors of the Lessee from access to construction of the Property. If the client changes are not in compliance with all applicable legal regulation and binding technical standards, the Lessor shall have the right to require the Lessee to remedy the situation without unnecessary delay, and if the Lessee fails to do so, to remedy the situation itself at the cost of the Lessee.

5.                             The Parties have agreed that in accordance with Sec. 28 (3) of Act No. 586/1992 Coll., on Income Tax, all client changes are deemed to be technical improvements,

and that the Lessee shall write off the value of such adjustments (changes) during the term of the Lease.

6.                             After termination of the Lease, the Lessee is obliged to remove all the client changes carried out under this Agreement and as of the day of end of the Lease put the Subject Matter of the Lease into its original condition corresponding with Annex No. 4. The Parties may agree that the Lessor will assume the client changes.

7.                             The Lessee shall indemnify the Lessor for items or equipment dismantled during the reconstruction or any other construction modification of the Subject Matter of the Lease, if any, which were damaged or destroyed, unless the Lessee agrees otherwise with the Lessor in each particular case.

Article 8

Liability for the Condition of the Subject Matter of the Lease

I. Liability of the Lessor

1.                             The Subject Matter of the Lease was handed over to the Lessee as new, and the Lessor must maintain it in an operating condition by carrying out necessary repairs (with the exception of maintenance, minor repairs and any repairs to the client changes), unless this Agreement provides that certain repairs are to be carried out by the Lessee.

2.                             Reduction of the rent and claims of the Lessee for compensation of damage due to (i) accidents and emergencies during the operation of the Property and its technical equipment; (ii) emergencies to health and safety, is limited by the amount of indemnity for such events, which the Lessor is obliged to conclude in accordance with this Agreement. This also applies to damage incurred by discontinuation of operation of the Lessee in the Subject Matter of the Lease.

3.                             Reduction of the rent or claims of the Lessee for compensation of damage due to pollution or disrupted access to the building or construction measures of third parties not caused by the Lessor are excluded. The Lessor shall not be responsible for any accidents or damage caused to the Lessee, its representatives, employees, contractors and visitors of the Subject Matter of the Lease, or to assets stored therein in connection with actions or failures to act on the part of any other Lessee or any other person with the exception of the Lessor and its employees. The Lessor shall not be responsible for damage to vehicles parked within the parking lots or for items stored within such vehicles, or for the theft of such vehicles and/or items. In case the Lessor acquires any rights in this regard from third parties, it shall assign them to the Lessee.

4.                             However, the liability of the Lessor towards the Lessee for damage is limited for each individual case by the insured amount (EUR 10,000,000 for property damage and EUR 10,000,000 for damage to health or death of persons). The Lessor shall be liable vis-à-vis the Lessee for the damage exceeding the insured amount only in case of damage caused intentionally or due to gross negligence.

5.                             If the Lessee has not concluded an insurance policy in the scope and under the terms and conditions as set forth in this Agreement, the Lessee is not entitled to compensation for damage including the compensation for damage incurred by the lost income against the Lessor in the scope, in which such damage would be covered by the insurance of the Lessee, if it has been concluded with the Lessee in accordance with this Agreement.

II. Liability of the Lessee

1.                             The Lessee undertakes to deal with the Subject Matter of the Lease with due care which can be reasonably expected from a renowned Lessee of a comparable building in Prague, to perform standard maintenance, cleaning, and minor repairs of the Subject Matter of the Lease. The Lessee shall provide for any cleaning, maintenance, and repairs of the client changes.

2.                             The Lessee shall carry out all modifications of the internal appearance of the Subject Matter of the Lease under Article 1, Sections 2.1 and 2.2 at its expense; it shall carry out operating maintenance and repairs of the Subject Matter of the Lease and of all external leased premises and any equipment and installations (including (i) inlet / outlet mains to supply / sewage equipment from/to main connection points as well as (ii) outside shutters, window frames and doors closing the Subject Matter of the Lease, unless it can be proved that the need for their repair was caused by the Lessor or persons staying within the Subject Matter of the Lease acting upon an order of the Lessor.).

3.                             In the underground garages as well as within the common areas, the works described in Article 8 II Section 2 shall be carried out by the Lessor who will charge the costs thereof to the Lessee under Article 3.

4.                             The Lessee shall not provide for the necessary maintenance under Article 8 II Section 2 and shall not have the corresponding obligation to bear the relative part of the costs under Article 8 II Section 3, when and as long as the Lessor is under a warranty for the defects to the Subject Matter of the Lease and the necessary repairs concern a defect of the Subject Matter of the Lease, to which the guarantee applies.

5.                             Damage to window panes on the Subject Matter of the Lease under Article 1, Section 2.1 and 2.2 shall be borne by the Lessee, unless such damage was caused by the Lessor or unless such damage may be covered by the insurance of the Lessor agreed under this Agreement. Article 8 II, Section 3 applies in a similar way to windows of underground garages and areas jointly used by all lessees.

6.                             Any congestions of waste piping within the Subject Matter of the Lease under Article 1, Sections 2.1 and 2.2 shall be remedied by the Lessee. The Lessee shall also be liable for any subsequent damage. In case it is not possible to find out which lessee caused the congestion of waste piping, or in case of the waste piping within the common areas, the repair works shall be carried out by the Lessor and the costs thereof shall be charged to all lessees connected to the relevant waste piping.

7.                             In case of termination of the Lease, the Lessee shall hand over all areas of the Subject Matter of the Lease used exclusively by it in the condition corresponding to standard wear and tear.

8.                             In case the Lessee returns the Subject Matter of the Lease contrary to the provisions of the previous Section 7, the Lessor may carry out any necessary works at the expense of the Lessee only if the Lessor has notified the Lessee about this fact in advance in writing. The Lessor is obliged to specify in details which works on the Subject Matter of the Lease are required to be carried out and give access to the Lessee to the Subject Matter of the Lease and a sufficient term for carrying out such works. The right to compensation of the costs shall apply even in case the works were carried out by another lessee. In addition to this, the Lessor shall be entitled to the compensation for potential damage.

9.                             When installing heavy equipment (machinery, safety boxes, etc.) in the Subject Matter of the Lease, the Lessee shall ask the Lessor about the permissible load of the ceilings of individual floors. The permissible load of ceilings of individual floors may not be exceeded. In case it is exceeded, the Lessee shall be liable for any and all damage, which might be caused, as well as for subsequent damage, and it shall hold the Lessor harmless against any third party claims, which might originate from such actions of the Lessee.

10.                       The Lessee is liable for all demonstrable damage or excessive soiling to the Subject Matter of the Lease, the Plot and/or the building, which was caused by its representatives, employees, subtenants, visitors or contractors.

11.                       Damage or soiling, if any, to the Property and the surrounding plots of land outside the Subject Matter of the Lease, which was demonstrably caused by the Lessee, its representatives, employees, subtenants, visitors or contractors, shall be remedied by the Lessee upon a written request of the Lessor.

12.                       Acquisition of any equipment and movables within the Subject Matter of the Lease, namely fitting the Subject Matter of the Lease with furniture and necessary technical equipment, shall be the responsibility of the Lessee. These items shall not become the property of the Lessor, unless agreed otherwise at the end of the Lease.

13.                       Damage to the Subject Matter of the Lease, which is rather substantial or such damage which may deteriorate or may cause damage on another part of the Propery or its equipment, and defects to the technologies shall be promptly reported to the Lessor by the Lessee in order to prevent inception or increase of damage. In case the Lessee does not meet this obligation, it shall be liable for any damage incurred by the Lessor due to the failure of the Lessee.

III. Common Provisions to Articles I and II

1.                            The Parties undertake to ensure the execution of works, which they might be obliged to execute, in a reasonable period of time. In case either Party fails to execute the necessary works (ensure the execution thereof) in spite of a reminder and stipulation of additional period in a timely manner, the other Party shall be entitled to commission the execution of urgent works at the expense of the Party, which failed to meet its obligation.

2.                             In case of an imminent danger of default, each Party shall take measures to remove such danger.

3.                             The obligation to ensure safe operation within the Subject Matter of the Lease under Article 1 Sections 3.1 and 3.2 shall be ensured by the Lessee, in the remaining premises it shall be ensured by the Lessor.

4.                             The Lessor shall be obliged to clean the Plot of the Lessor around the Property and to remove snow and ice.

5.                             The Lessor shall be entitled to set forth, after prior consultation with the Lessee, rules, regulations, and procedures related to the operation and management of the Property and the Subject Matter of the Lease, and the Lessee is obliged to comply with them unless they are contrary to the provisions hereof. Changes to the rules, regulations, and procedures related to the operation and management of the Property and the Subject Matter of the Lease carried out in the spirit of this arrangement by the Lessor must not result in unreasonable restriction and/or prevention of the proper and undisturbed use of the Subject Matter of the Lease by the Lessee for the purpose of this Agreement (while unreasonable restriction of the Lessee shall be in particular those restrictions which are markedly different from the common practice in similar administrative complexes in Prague), otherwise the Lessee is entitled to raise objections against such changes. If the Parties fail to agree within one month otherwise and the Lessor insists on the changes in the original extent, the Lessee has the right to withdraw from the Agreement, while the Lessor is obliged to compensate the Lessee for all damage incurred.

6.                             The Lessee is aware of the fact that cafes, restaurants, snack bars and similar facilities and offices of any kind may be operated within the Property, and represents and covenants that it will neither object anything to this or make any claims in this regard, namely with regard to the business hours, arrivals and departures of persons, noise, clientele, smells, or other inconveniences associated with the operation of such facilities.

Article 9

Access to the Subject Matter of the Lease

1.                             The Lessor or its authorized representatives or attorneys may enter the Subject Matter of the Lease under Article 1, Sections 2.1 and 2.2 and stay there for a necessary period of time in respect of the purpose of their entry. The Lessor or its authorized representatives or attorneys may enter the Subject Matter of the Lease any time even without notification. For this purpose the Lessee shall deposit sealed keys of the Subject Matter of the Lease used exclusively by the Lessee at the reception desk (with the security guard). During the last nine months of the Lease, unless the term of the Lease has been extended, the Lessor is entitled to present the Subject Matter of the Lease to potential new lessees.

2.                           Entry of the Lessor to the Subject Matter of the Lease is subject to the following terms and conditions:

(i)                                                 It has to take place within the agreed time during the time of operation (unless not agreed otherwise with the Lessee) based on a prior written notification delivered to the Lessee at least forty-eight (48) hours in advance, except for a regular inspection, the term of which has been set forth in the rules and regulations issued by the Lessor, or it is a case of emergency;

(ii)                                              There must be a possibility for an authorized representative of the Lessee to be present, unless it is a case of emergency and it cannot be done otherwise;

(iii)                                           Prompt finishing of the works, which necessitated this entry; and

(iv)                                          The least possible practical interference with the activity of the Lessee.

3.                                      In case the Subject Matter of the Lease has been entered in a case of emergency without a prior notification to the Lessee, and a representative of the Lessee is not present, the Lessor shall subsequently promptly inform the Lessee about the reason for the entry to the Subject Matter of the Lease and the remedial measures or other steps taken in connection with this emergency situation. A proper protocol must be executed and signed about each entry under this sub-Section, which must specify the time of the entry, the purpose of the entry, description of the entry, identification of entering persons (name and surname, position at work). The protocol must be signed and it must state whether any damage was caused to the Subject Matter of the Lease.

4.                                       During its presence in the Subject Matter of the Lease under Article 1, Sections 3.1 and 3.2, the is liable for damage to the assets of the Lessee, caused by the Lessor in the Subject Matter of the Lease under Article 1, Sections 3.1 and 3.2.

Article 10

Construction Modifications Carried out by the Lessor

1.                             The Lessor may (acting reasonably and in accordance with fair business practices) even without the consent of the Lessee carry out repairs, improvements and construction modifications, which might be necessary and/or useful for the maintenance or reconstruction or finishing works of the Property or the Subject Matter of the Lease, to avert imminent dangers or to remove damage, always in respect of the Lessee’s operations and upon a prior written notification to the Lessee, provided that the proper use of the Subject Matter of the Lease by the Lessee ill not be affected in a disproportionate way and for a long time in accordance with this Agreement and that it will be in harmony with standards common at similar administrative complexes in Prague. The Lessee is obliged to give access to affected areas of the Subject Matter of the Lease and it may not prevent or delay execution of the works.

2.                             The Lessor has the right to carry out modernization measures on the Property any time, provided that the proper use of the Subject Matter of the Lease by the Lessee will not be affected in a disproportionate way and for a long time in accordance with this Agreement. The Lessee must be informed in writing about all measures in accordance with this sub-Section at least 30 calendar days in advance.

3.                             Due to measures in accordance with Article 10, Sections 1 and 2, the Lessee can only make claims if the material limitation of the operation of the Lessee on the premises defined under Article 1, Section 3.1 lasts without interruption more than one week or, as the case may be, for the period of time necessary for urgent repairs.

Article 11

Design of Advertisements, Name Plates and Signboards

1.                             Plates with names of lessees and their signboards shall be designed and placed in a uniform manner. Their design is to be determined by the Lessor, which shall respect the wishes of the Lessee if the uniform manner makes it possible.

2.                             The costs for advertisements and name plates or signboards and their fixing are to be borne by the Lessee.

3.                             Should advertising spaces be arranged for the Lessee or leased to it, the preliminary Lessor’s agreement shall be obtained in respect of their equipment that also must be designed in a uniform manner. Other lessees may not be disturbed or impaired by the advertising spaces.

4.                             Advertising equipment (including posters and banners), name plates and signboards may be located within the Property only upon a prior written consent of the Lessor.

5.                            The Lessor agrees with placement of two logos of the Lessee on the façade of the Property at the cost of the Lessee, provided that the final execution will get a prior written approval of the Lessor. One logo shall be oriented towards the Budejovicka street and the other one to the opposite direction Batelovska street. The size, design and placement of the logos must be in compliance with the statement of the relevant Building Office. The Lessee shall borne the costs for maintenance and repair of the logo, but its placement is free of charge.

Article 12

Sublease

1.                             The Lessee may sublease the Subject Matter of the Lease only with a prior written consent of the Lessor. If it concerns a sublease to a legal entity, which forms a concern with the Lessee, the Lessor may not unreasonably withhold its consent.

2.                             In case of an unauthorized sublease, the Lessor may ask the Lessee to terminate the sublease as soon as possible, however, within one month at the latest. In case the Lessee fails to do so, the Lessor may terminate this Agreement upon a written notice with an immediate effect.

3.                             In case of a sublease, the Lessee shall be liable for any and all actions and/or failures to act on the part of a subtenant.

4.                             In case of sublease, for the sake of securing the Lessee hereby assigns to the Lessor all future receivables incurred by the Lessee in relation to the subtenant together with the pledge up to the aggregate amount of receivables of the Lessor against the Lessee on the day of signing of the sublease agreement or later on the day of inception of receivables of the Lessor against the Lessee.

5.                             The Lessor shall be entitled to qualify its consent to the sublease with the condition that in case the Lessee arranges a remuneration for the sublease which exceeds the rent under this Agreement, the Lessee shall surrender to the Lessor one half of the difference exceeding the rent, as an increase of the rent. A relevant amendment hereof shall be entered into for this purpose.

Article 13

Keys

1.                             Immediately upon the signing hereof, the Lessor shall hand over to the Lessee the keys from the Subject Matter of the Lease and the entrances to the Property, however, at the latest within 10 days prior to the day, when the Lessee is to start the use of the Subject Matter of the Lease according to this Agreement.

2.                             The Lessee undertakes to return the keys to the Lessor upon the termination of the Lease. In case the Lessee had duplicates of the keys made at its own expense, it shall also hand them over to the Lessor upon the termination of the Lease or it shall document their destruction.

3.                             In case the Lessee fails to do so — in spite of an appeal of the Lessor and additional reasonable period of time — the Lessor shall be entitled to replace relevant locks, together with the necessary number of duplicates made at the expense of the Lessee.

Article 14

Exclusion of Protection from Competition

The Lessor does not provide or warrant to the Lessee any protection from competition within the Plot and/or Property, namely consisting in the restriction of the Lessor in the selection process of other Lessees — competitors of the Lessee.

Article 15

Limitation on Offset

The Lessee may only offset such claims against the receivables of the Lessor with respect to the Rent and with respect to settlement of the operating costs, which were either awarded by a final and binding court decision or which were acknowledged by the Lessor in writing both as regards their reason and their amount.

Article 16

Default

In case of a default with the payment of financial obligation, a default interest in statutory amount shall be charged to the payments under this Agreement.

Article 17

Provisions on Written Form and Notices

1.                             Modifications and amendments hereof shall be made in writing. The written form may only be waived in writing.

2.                            Any notification or any other document, which is to be served on the basis of this Agreement, must be in Czech and must be delivered or sent via registered mail, via courier services or fax to the following addresses:

To the Lessor:                                                                               HTP Budějovická s.r.o.

Prague 2, Vinohrady, Mánesova 917/28, Postal Code: 120 00

Fax: + 49 40 34 919 4297

Attention of: Mrs. Oxana HOLZ

E-mail oxana.holz@union-investment.de

To the Lessee:                                                                              ALWIL Software a.s.

Prague 10, Průběžná 2397/76, Postal Code: 100 00

Fax: + 420 274 005 888

Attention of: Mr. Eduard KUČERA

E-mail: kucera@avast.com

or at any such address or fax number of which either Party shall notify the other Party in advance, while the Parties agree that the notice of termination, withdrawal or notification of the possibility of withdrawal must be also sent via registered mail or courier services, and only such delivery shall constitute the legal effects of these documents.

Any notification or document shall be deemed to have been delivered (a) in case of a delivery by mail — at the moment of their delivery; (b) in case of courier services — at the moment the consignment is accepted at the destination; and (c) in case of fax message — upon sending, if there is a confirmation of delivery.

Article 18

Partial Ineffectiveness

1.                             If any provision of this Agreement is or becomes invalid, ineffective or unenforceable, the validity, effectiveness, and enforceability of the remaining contractual provisions shall not be affected thereby. The Parties shall cooperate to replace such invalid, ineffective, or unenforceable provision with such valid, effective, and enforceable provision, which gives as near as possible the same economic result foreseen by the invalid, ineffective, or unenforceable provision.

Article 19

Insurance

1.                             The Lessor shall insure the Property against all standard risks (natural disasters, accidents, glass damage, fire, explosion, earthquake, aircraft accident, burglary, vandalism, third party illegal conduct consisting in property crimes, liability insurance, etc.). Costs of the insurance shall be borne by the Lessee as well as by other Lessees as the operating costs of the Property and shall be calculated in accordance with Article 3.

2.                             The Lessee shall arrange, at its own expense, operating liability insurance and insurance of property within the Subject Matter of the Lease covering equipment, works of art, goods, fittings, built-in installations, personal property of employees and other items brought in the Subject Matter of the Lease, and verify this to the Lessor upon request. The insurance must be concluded for the current value of any items insured. Furthermore, the Lessee shall arrange third party liability insurance of a Lessee for the damage caused in respect to the Subject Matter of the Lease and to the activity of the Lessee carried out within the Subject Matter of the Lease (including liability insurance for damage to health and property caused by persons, for whom the Lessee might be responsible); this insurance coverage shall provide indemnification limit of one million euro per one insured accident.

3.                             Furthermore, the Lessee shall immediately inform its insurance company as well as the Lessor about an implementation of any built-in installations increasing the value of the Subject Matter of the Lease as well as any change of risks in accordance with the insurance law. Any increased premium associated with such actions shall be borne by the Lessee itself.

Article 20

Damage or Partial Destruction of the Subject Matter of the Lease

1.                           If the Subject Matter of the Lease has been partially destroyed by fire or another disaster and it is not partially inhabitable, the rent shall be subsequently reduced depending on which part of the Subject Matter of the Lease remains habitable, as long as the Subject Matter of the Lease is not restored into the condition in compliance with this Agreement. The Lessor agrees to start repair works without unnecessary delay and with all due care. The rent shall not be reduced in the event that the Subject Matter of the Lease was destroyed or damaged by fault (intentionally or by negligence) of the Lessee or its employees, agents, visitors, representatives or contractual partners. In the event of a partial damage or destruction of the Subject Matter of the Lease, the Lessee may terminate this Agreement only in the event that the Lessor has failed to restore the Subject Matter of the Lease into its original condition within two (2) months as of the inception of the damage.

Article21

Language and Dispute Resolution

1.                             This Lease Agreement has been executed and signed in Czech and in English. In case of discrepancies between the two versions, the Czech version shall prevail.

2.                             Any disputes arising from this Agreement or in relation hereto shall finally be decided, with exclusion of the jurisdiction of general courts, in arbitration proceedings by the Arbitration Court at the Economic Chamber of the Czech Republic and the Agrarian Chamber of the Czech Republic in Prague in accordance with the Rules of the Arbitration Court. The arbitration panel will consist of three arbitrators. Each Party shall appoint one arbitrator, and these two appointed arbitrators shall elect the presiding arbitrator who shall also become the third arbitrator.

Article 22

Final Provisions

1.                             For the purpose of this Agreement, the Party shall deem confidential any information relating to the Lessor, Lessee, Property, or the content hereof, which the Parties might have acquired in connection with the Agreement and negotiations about it, which is neither publicly available nor acquired due to a breach of a confidentiality obligation. The Parties undertake to keep confidential about confidential information and to adopt measures to prevent the disclosure of such confidential information to third parties. The confidentiality obligation does not apply to the provision of information (a) required by law or on the basis of the law;

(b) to advisors of the Party, which are bound confidentiality; (c) to financing banks, affiliated entities, and entities interested in the purchase of the Property or trade share of the Lessor; (d) within the proceedings for an enforcement / retention of rights and obligations of either Party; (e) if such information becomes publicly available otherwise than in connection with the breach of this obligation to maintain confidentiality of information.

2.                             Should the ownership of the Real Estate be transferred from the Lessor to a third party, then the lease relationship established herein transfers to the new owner of the Real Estate and the Lessee is not entitled to terminate this Agreement in this connection except when it is transferred to a person, on whom sanctions of the United Nations, EU Member States or the USA have been imposed (for the USA listed at http://www.treas.gov/offices/enforcement/ofac/sdn/). The Lessee is denied pre-emptive purchase rights to the Real Estate. The Lessor is entitled to transfer or assign any rights from this Agreement to any bank which will provide a loan to the Lessor or another affiliated person in connection with the Property.

3.                             The Lessee shall be entitled to use the name and the logo of the “Trianon” Property within its marketing materials and activities relating to the business activities and the future use of the Subject Matter of the Lease free of charge. The Lessor shall be entitled to use the trade name and the logo of the Lessee in its marketing materials and activities relating to the Property free of charge. The Lessor reserves the right to modify and/or change the trade name of the “Trianon” Property at its discretion, without any liability to the Lessee.

4.                             Legal relations shall adhere to the provisions of this Agreement, Act No. 116/1990 Coll., on Lease and sublease of nonresidential premises, as amended, Civil Code (Act No. 40/1964 Coll., as amended), and Commercial Code (Act No. 513/1991 Coll., as amended).

5.                             The rights and obligations arising from this Agreement shall pass on to potential legal successors of the Parties.

Dated in on	Dated in Prague on

Lessor:	Lessee:
HTP Budějovická s.r.o.	ALWIL Software a.s.

/s/ Sabine Rupper	/s/ Eduard Kučera
Name: Sabine Rupper	Name: Eduard Kučera
Title: Confidential Clerk	Title: Chairman of the Board of Directors

/s/ Rüdiger Wunscher
Name: Rüdiger Wunscher
Title: Confidential Clerk

List of Annexes:

Annex 1           Plan of Plots of Land

Annex 2           Extract from the Ownership Certificate

Annex 3           Plan of the Property with the Marked Subject Matter of the Lease

Annex 4           Description of Construction of the Properte

Annex 5           Purpose of Business of the Lessee

Annex 6           Specification of the Projected Operating Costs

Annex 7           Form of the Handover Protocol

Annex 8           Form of the Bank Guarantee

DETAILED DESCRIPTION OF THE
BUILDING

FOR TENANTS PURPOSES

22.02.2007

TRIANON

The following description of the building complies with the current status of the design works and preparation of the construction and is subject to further adjustments as per requirements of the appropriate local authorities and the investor. No changes of the data and description contained herein are allowed.

CONTENT:

1.	BASIC PARAMETERS	27

2.	UTILIZATION	27

3.	BUILDING STANDARD	27

4.	THE BUILDING STRUCTURE	28

5.	BUILDING SERVICES (BS)	37

6.	DESCRIPTION OF PREMISES	42

Basic parameters

Number of floors above ground (NP)	5/6/8/12
Number of floors below ground (PP)	4
Number of parking lots below ground	approx. 298
Leasable office areas (MF-G1 + MF-G2)	approx. 18 523 m2
Dining facility	approx. 500 meals / shift
Leasable area of the canteen (kitchen?) and dining area	approx. 773 m2
(of which servery point area in 1NP)	approx. 564 m2
Leasable storage areas	approx. 588 m2
Leasable commercial area — retail units in 1NP (MF-G1)	approx. 487 m2

Utilization

NP	leasable office areas, alternatively divisible into bunks or open space offices, 1-4 tenant zones per one vertical communication core, i.e. as many as 8 tenant zones per one floor;
Ground floor	reception and entrance lobbies; leasable commercial areas — retail units; leasable office areas; areas for the facility management; dining facility;
PP	underground parking; equipment and technologies; storage areas dining facility — rear area

Building standard

Basic parameters of the design

Basic module of the construction	nominally 1.35 m
Basic corridor width	approx. 1.8 m
Clear height
office	3,00 m
office corridors	approx. 2,50 m
ground floor	approx. 3,00 m - 3,60 m
reception and entrance lobby	approx. 3,60 m - 7,30 m
car park, subsidiary premises, storage premises in PP	min 2,1 m

Assumed floor loads

offices, corridors (including partitions)	5.0 kN/m2
ground floor (including partitions)	5.0 kN/m2
PP storage areas	5.0 kN/m2
PP car park	3.5 kN/m2
further the following codes apply	ČSN EN, ČSN

Construction-physical data

•             Occupancy

proposed calculation occupancy of the offices	10 m2/person (net office space excl. corridors)
meeting rooms	2 m2/person (max.20% of the net office space excl. corridors)

•             Assumed maximal internal loads of the air-conditioned and ventilated premises (excl. external factors)

load proceeding from personnel	140 W/person (total heat)
offices occupancy	10 m2/person
meeting rooms occupancy	2 m2/person
load proceeding from illumination of the office areas	15 W/m2
load proceeding from the low voltage and office equipment (PC, etc)	30 W/m2

•             Intensity of the air exchange

as per CSN codes and the local hygiene regulations

offices	min. 50 m3/person/h
meeting rooms	multiples as per CSN

•             Acoustics

as per requirements of the code CSN 73 0532.

•             Thermal insulations

as per requirements of the code CSN 73 0540.

•             Intensity of illumination

as per requirements of the valid legislation and codes CSN-EN.

Offices, meeting rooms	500 lx
Reception	300 lx
Communication areas and corridors	100 lx
Retail premises	300 lx
Toilets, washrooms	200 lx
Staircases	150 lx
Storage rooms	100 lx
Car park	100 lx

The building structure

Requirements for the limiting deviations of the structural constructions will comply with requirements of the binding CSN codes.

Foundations

The building will be founded on piles and foundation slab, which will be locally reinforced with capitals underneath the columns and walls in areas of large span.  The foundation slab will be installed in two elevations. Collecting wells and lift shaft landings will be located at the level of the basic foundation slab.

With regard to the underground water table the lower part of the structure will be conceived as “brown bowl” (local term for foundations made of insulating concrete combined with waterproof insulation) Secondary protection for the foundation bowl will consist of Bentonite insulation system. With respect to the location of the site the insulation material will have qualities limiting possible impact of stray currents, i.e. materials of Voltex category or Bentonite insulation system with PE foil. The foundation slab and the basement perimeter walls have been designed as waterproof structure. The lower part of the construction will also be protected against stray currents.

The finish of the concrete shaft walls will be of colourless penetration coating, the surface of the building’s perimeter walls on the shaft’s side will be treated with a contact thermal insulation system.

Building structure

Vertical bearing structures

The vertical bearing structure will consist of reinforced concrete columns of basic dimensions 400x750 mm, in the basement, 400x600 mm, from 1NP to 4NP 400x400 mm. These basic bearing structure elements will be supplemented with reinforced concrete walls of the lift and service shafts as well as   basement perimeter walls of thickness approx. 300 mm.

The combined bearing skeleton will be, in the framework of the roof superstructures and tower part of the building, supplemented with the walling system.

The concrete surfaces of the basement premises (storage and technologies areas and the car park) will have an architectural concrete finish, without any covering plaster.

These bearing structures will also be supplemented with subsidiary steel constructions, in particular the bearing steel frame of the vertical supports of the noise elimination wall around roof chillers, bearing frame of the acoustic pre-wall and eventually the steel structure of the spiral stairwell.

Horizontal bearing structures

These will be the monolithic reinforced concrete slabs of the thickness of approx. 250 mm above the basement levels and of approx. 230 mm for the slabs above the ground. The slabs will be locally reinforced with capitals with dimensions of 2700x2700x430 mm and 2400x2400x400 mm. At the perimeter, the ceiling slabs will be connected to the window stools and heads, which they will interact with.

Further, ramps and semi-ramps have been designed for the underground car park.

The horizontal reinforced concrete structures will be supplemented with horizontal bearing steel structure elements of the noise elimination wall of the roof penthouses, bearing structures of the marquises above the main and supply entrances, as well as minor constructions.

Bearing structures of the vertical communications

These are mainly the reinforced concrete bearing structures of the stairwells that consist of flights of steps monolithically connected to the landings by means of system elements for prevention of transition of structure-borne sound to the adjacent structures. Such solution obviously consider a separation gaps between the side of the staircase flight and adjacent bearing walls of the stairwell as well as flexible sealing of the joints between the upstand and stepping plate of the fliers.

Stairwells

The Building will be vertically connected via two main stairwells and four escape stairwells located at the ends of the building’s wings.  The underground part of the building will be connected with the terrain level via five escape stairwells.

Separation gaps between the side of the staircase flight and adjacent bearing walls of the stairwell will be applied in order to prevent transition of structure-borne sound to the adjacent structures.

The stepping plates of the stair fliers will be made of terrazzo L-profiles of which the first and last step of the flight will have different shade of terrazzo. Exact colour scheme and structure of the stairs will be specified in detail by the architect on the basis of submitted samples. The landings will also have finishes of terrazzo tiles of 300x300 mm, 30 mm thick.  The secondary escape staircases will have the architectural concrete finish.

Facade

The building’s facade system has been designed in three basic types: as a light double-layer skin with a gap for ventilation combined with stripes of windows consisting of aluminium profiles and framed windows, as an all-glazed double-layer skin with ventilated pre-wall made of tempered glass, and as a contact thermal insulation system with a thin plaster finish.

The finish of the light double-layer skin with ventilation gap will be of several different types of material, as per the façade design. These include:

Suspended stone cladding at the level of parterre

Suspended stone cladding of the sills of the main building tract

Aluminium sheets cladding - cassettes

Cladding of aluminium lamellas with the module width of approx. 400 mm

Acoustic cladding made of aluminium lathing cassettes.

Cladding of glass panels — tempered glass with enamel or frits (printing)

Acoustic solution of the facade:

With respect to the requirement for elimination of the current traffic noise, the northwest façade facing Vyskočilova Street is currently being designed as noise-absorbing — non-reflective. The windows have been lowered and sills have been raised so that the absorbing part of the façade represents minimally 50% of the total facade surface, facing Vyskočilova Street. The sill stripes and full parts of façade will be clad with. The finish of the window sills will be of aluminium lathing, other parts of the facade will have aluminium stripes finishes.  .

The corner tower structure will bear all-glazed double-layer with ventilated pre-wall made of tempered glass.  The inner façade will be made of a system of aluminium skin with solid glazing. The pre-wall will be suspended on a steel construction. There will be walking meshes in the ventilation gap for the cleaning purposes. Access to the meshed walkways will be via operable windows at the sides of the layout.

Façade of the lower side wings of the building will be made of a system of the contact thermal insulation with thin plaster finish.

The basis of the façade of the wings will be represented by glazed window panels. There will be windows within a system of the facade aluminium skin with a visible grid with floating windows and framed aluminium windows. The windows will be vertically separated by the grid of 1350 mm.  The windows will be supplemented with electrically operable exterior blinds, controlled from the interior. The exterior blinds installed on the main eight-storey tract of the building will be hidden underneath the cladding, the blinds installed on the side wings of the building will be covered by aluminium casings.  The blinds will be made of aluminium stacked on steel guiding strands.

Further, the building’s skin will be supplemented with accessory surfaces (inlet and outlet grilles of the VAC system, acoustic cladding of interior surfaces of the chillers penthouses, etc.).

Every second façade module (wherever technically possible and with exception of the double-layer glazed façade) will have an operable window.

The supply does not include roof or façade signage neither any other advertising equipment nor exterior billboards.

Roof structures

The design of the structure of the roof cladding is based on the type of upside-down (reversed) roof structure with different types of finish.

Basic types of the flat roof structure:

•  layer of washed gravel

•  geo textiles

•  thermal insulation, extruded polystyrene (alternatively polyurethane)

•	water insulation, stripes of modified bitumen (alternatively a water insulation consisting of PVC foils may be applied)
•	cement screed
•	gradient layer, ceramsite concrete
•	reinforced concrete slab.

The gradient layers will be made of the weak concrete, gradient levels of the green roofs and roof superstructures will be made of ceramsite concrete.  The ceramsite concrete gradient level will be neatened with a cement screed. The green roofs require a special treatment, i.e. there will be a layer of profiled drainage foil applied on top of the thermal insulation.

Non-walking areas of the roofs will have finish of a layer of washed river gravel.

There will be concrete tiles of 500x500 mm applied to the walking areas of the roofs, in the areas determined by the acoustic screens.

The green roofs will include walking meshes made of pressure-impregnated oak planks.

The composition of the green roofs will be of two types (thicknesses): approx. 500-950 mm above the car park and approx. 60-80 mm on the extensive areas above offices.

Inner surfaces of the reinforced concrete attics raising above the top layer of the roof cladding will be clad with boards of extruded polystyrene with plastic concrete finish. The attics will have aluminium sheeting.

Non-bearing deviding vertical structures - partitions

Partitions in the basement levels and plant rooms

These partitions will be made of brick blocks with thickness of 100, 125 and 150 mm.

Partitions in the above-ground levels and basement levels for canteen rear area

Partitions for the above-ground levels have been proposed to be the system of gypsum boards (GB) fixed to a steel frame. The GB partitions will be of thickness of 100,125 and 150 mm, eventually double installation walls. Waterproof gypsum boards (12.5 mm thick) will be used for the inner side of partitions within the moist areas. Generally, it is assumed to use GB of the basic thickness of 125 mm.

Access hatchets will be installed in the GB partitions in order to provide access to services, i.e. retention parts of sewage, closing valves, transformers of the flushing systems for urinals, etc.

Toilet cubicles

The toilet cubicles will be made of a uniform system of mounted light partitions with compact boards, resistant to moisture, scratch, wetness and chemicals, with colour finishes and hardware. The partitions will be approx. 1950 mm tall and set-off from the floor by approx. 100 mm. The cubicle panels will be fixed on systemic metal supports.

Glazed partitions in aluminium frames

The dining areas and restaurant will be equipped with glazed partitions in the aluminium frames. The finish of the frames will be of baking paint of appropriate RAL shade.

Floors

Floors of zero thickness

These include machine-polished surfaces of the reinforced concrete structures (foundation slab, ceiling slab in the basement levels), to which a light screed or a coating are applied. In some areas, such as LV switchboard room, transformer room, UPS room and HV switchboard room, the floors (screeds) will have antistatic finishes. In case of access ramps, these will have a roughened surface (anti-slip finish).

Thin-layer floor structures

These include the floor structures on the stair landings in the basement levels — thickness approx. 50 to 100 mm.

Floating floor structures

These include the floor structures in the hygienic blocks of the typical floors, rear area of the dining facility, roof technologies penthouses that are based on standard floating floors. In some technologies areas the floating floor will be of acoustic type — heavy floor. Entrance lobbies will have floors with built-in heating system.

Raised floors (fixed)

These consist of a bearing grid of steel supports 600x600 mm, plates of moisture proof GB, separation foil and anhydride filler; load capacity 5 kN/m2; total height approx. 150 mm; clear height of the floor void approx. 80 mm.

Raised floors (dismantling)

This type of floor is used to supplement the fixed raised floor in the floors above ground. It allows access to the HV/LV distribution cables in the communication corridors. This type of floor normally consists of two rows of boards 600x600 mm bedded on steel supports; load capacity 5 kN/m2; total height approx. 150 mm; clear height of the floor void approx. 80 mm, with exception of leasable commercial areas accessible from the exterior parterre at 1NP, where the total floor height will vary from 250 mm to 700 mm, depending on the elevation of the entry.

Porous mesh floor in the HV switch room is deemed as a special floor structure.

Suspended ceilings - soffits

Demountable metal soffit

This is the type of ceiling used in offices in the basic module grid of 1350 mm, free of negative joints, unpointed folding of lamellas (assembly?). Inserted perforated cassettes will be approx. 300 mm wide. Perimeter lining will be made of systemic skirting profiles covering eventual uneven joint with the modular cassettes.

Demountable metal soffit - lowered

These are the ceilings used for corridors areas. The ceiling spans the whole width of the corridor. The ceiling lamellas are made of perforated metal sheet in appropriate RAL shade. The lamellas are placed crosswise the corridor on systemic L shaped profiles with parallel negative joint. Light fittings (downlights) will be installed axially in the ceiling boards together with outlets of VAC system or other equipments of the building’s services. An intermediary bearing profile will be installed in wider corridor areas where the width of corridor exceeds the length of lamellas (i.e. 2500 mm).

Full GB soffits

This type of ceiling will be installed especially in hygienic facilities in the above ground levels. Gypsum boards of thickness 12.5 mm will be the basic component fixed by a metal grid structure. Access hatchets with covers will be installed in the ceiling below the distribution lines of the building’s technologies.

Moist proof GB will be used in moist environment and in order to cover thermal insulation of the underground car park ceiling.

Connection of the metal demountable ceiling to the façade on one side and the ceiling of corridor section on the other side will be made of GB. The office ceiling in the corner tower will be made of GB.

GB ceiling in the entrance lobbies will be supplemented with atypical perforated boards.

In some areas it will be necessary to install GB soffit with appropriate fire rating (e.g. shafts).

Acoustic soffits

Specified areas with building’s technologies will be equipped with acoustic ceilings.

Floor finishes

Car park areas

An epoxy screed resistant to moisture, oil and oil products will be applied to the foundation slab. In other car par levels an epoxy coating resistant to oil and oil products will be applied to the floor.

Access ramps and car entry

An epoxy screed with anti-slip properties will be applied.

Storage areas, plant rooms and communication corridors in the basement levels

Epoxy screed and coating composition will be applied.

Transformer room, LV/HV switchboard rooms, telephone exchange room

An epoxy screed with antistatic properties will be applied.

In compliance with the approved system the skirting of the floor screed will be performed by systemic ledge creating transition cavetto with non-zero diameter and height of approx. 75 mm.

Moist resistant ground coating will be applied to all floor screeds applied to the foundation slab. Same finish will be applied also to other floor screeds.

The floor of the diesel generator room will be treated as a retention basin for the case of fuel leak.

Main interior staircase

Terrazzo tiles of 300x300 mm will be applied to the landings, the stair flier will also have terrazzo finish. Skirting will be made of strips or adapting pieces tracing the stairs.

Secondary escape stairwells

the steps will be made of prefabricated reinforced concrete with architectural concrete finish. The stair landings will have flaster floors smoothed with steel spattle — architectural concrete finish.

Hygienic areas (WC)

Ceramic tiles will be applied to the floor. Skirting will be made of the same floor tiles (first row of tiles).

Entrance lobbies, lift lobbies

Stone floor (structural format approx. 600x600 mm)

Skirting made of the floor material.

Rear areas of the dining facility

Floor finished with ceramic tiles of structural format 200x200 mm.

Skirting will be part of the wall cladding.

Canteen, restaurant

Natural linoleum floor

Skirting made of the floor material

Wall finishes

Plaster — basement levels

The structures made of architectural concrete will not be plastered but will be painted over with colourless penetration coating. Masonry structures will be plastered and painted over with acrylic coating of appropriate RAL shade.

Plasters — levels above ground

Visible parts of the reinforced concrete structures (columns, sills, shaft walls, etc.) will be plastered and painted over with acrylic paint.

Wall cladding — hygienic facilities and rear areas of dining facilities

Ceramic tiles as per architect’s choice will be applied to the whole height of the walls.

Wall cladding — entrance lobby

Stone panels and wooden articles will be used for the wall claddings in the entrance lobby.

Facade doors and gates

In general these will be doors installed in aluminium frames within the façade system. Doors in the perimeter skin of the roof penthouses will be thermally insulated with composite (“sandwich”) filling.

Main entrance door (reception, passage)

Double sliding doors (door void, within the same system of the glazed facade), two-leaf door, adjustable movement sensors, day and night operation (at night the door is controlled from the reception desk or by the card reader), anti-panic opening, connection to FAS, possible to lock.

Main entrance door (dining facilities)

Two-leaf glazed door in anodized aluminium frame within the façade system, clear, tempered, insulated safety glass, clear door width approx. 1600 mm; hardware handrail—handrail, door check.

Main entrance doors (retail units)

One-leaf glazed door, anodized aluminium frame within the façade system, clear, tempered, insulated safety glass, clear door width approx. 900 mm; hardware handrail—handrail, door check in the interior.

Supply door (dining facility)

Two-leaf glazed door in anodized aluminium frame within the façade system, clear, tempered, insulated safety glass, clear door width approx. 1600 mm; electromagnetic lock and intercom, hardware handrail—handle

Escape/subsidiary doors in the façade (at 1NP)

Integrated with façade windows and doors system; anodized aluminium finish; thermally insulated, with appropriate fire rating, clear door width approx. 1100 mm.

Fire escape doors will have a key in the box, hardware handrail—handle, door check

Drive in/out gates (car park)

Sectional gates, thermally insulated, controlling unit, gate opens by means of a card readers at the entry lane and reception desk. Colour of lamellas in RAL, safety moulding, intercom with reception desk.

Interior doors

Entrances to the communication cores at PP levels

Two-leaf and/or one-leaf full steel doors with appropriate fire rating, RAL colour, powder baking varnish, steel frame, hardware — handrail, door check, electromagnetic lock controlled by a card reader, lock connected to FAS. The escape doors will be equipped with a key in the box.

Entrances to storage areas, plant rooms, cloakrooms, building services areas at PP levels

Two-leaf and/or one-leaf full steel doors with appropriate fire rating, RAL colour, powder baking varnish, steel frame, hardware handle-handle and/or handle-handrail, door check

Doors in the dining facility

Two-leaf and/or one-leaf full steel doors with appropriate fire rating, RAL colour, powder baking varnish, steel frame, hardware handle-handle, door check

Entrances to tenant areas from the common communication areas

One-leaf glazed door with side skylight, dimensions of the opened door approx. 1000x2400 mm, appropriate fire rating as per PD, metal frame, clear safety glass, powder baking varnish, frame in RAL colour, hardware: handle-handrail, door check, electromagnetic lock controlled by a card reader.

Entrances to secondary escape stairwells from tenant areas

One-leaf glazed door with side skylight, dimensions of the opened door approx. 800x2400 mm, appropriate fire rating as per PD, metal frame, clear safety glass, powder baking varnish, frame in RAL colour, hardware: handle-handrail, door check, key in the box on the tenant’s side of the door.

Entrances to toilets, cleaner’s cabinets and main entrances from the common areas

One-leaf full door without rabbet, laminated surface, steel fame without rabbet mounted into GB wall, RAL colour, hardware: handle-handle.,

Door in the sanitary cubicles

These are the doors in the toilet cubicles system of width 600 mm. The door finish will be based on the approved system, colour will be specified by the architect after submission of samples. Toilet door hardware with toilet lock will be equipped with signalisation (same applies also for toilets for disabled).

Ïnformation system in common areas

The system will be divided in two categories: the basic information system (compulsory signage) that includes signs and symbols necessary for safe use of the building and that is specified by law, including the colour solution, design and size (signs of escape routes, toilets for disabled, fire dampers position, etc.)

The second group includes supplementary information system which helps the building users to orientate in the building.

The general supply includes information system applicable only in common areas of the building.

Door numbers	Cut out of plastic plate, colour spray, fixed to the door frame

Pictograms

Plastic plate of size approx. 120x120x6 mm with sticker (colour spray if required) — toilets men, toilets women, toilets disabled, cleaner, hydrant, fire extinguisher, electric power, fire damper as per PD, fire escape, no entry, no entry with open fire, no smoking, others as required and according to appropriate regulations

Guide boards

Plastic board of size approx. 250x250x10 mm or longer if required, sticker, colour spray — exit direction, floor number, door indicators, car entry, car park 1PP, gas boiler room, VAC machinery room, LV switch room, garbage area, parking lot number, water meter

Floor information board (lift lobby)	Plastic board of size approx. 1700x500x10 mm with sticker, including the floor evacuation plan, colour spray, white semi-matt
Central information board (directory signage) in the main entrance lobby	Plastic board of size approx. 1700x500x10 mm with sticker, colour spray, white semi-matt

Building’s name sign	Located on the façade at the main entrance

Advertising roof and façade signage	not part of the general supply

Car park signage	Traffic signs as required by law, painted numbers of the parking lots.

Building services (BS)

Independent metering of consumption of the electric power, water and cooling will be applied for all tenant sections and functional units. Billing of consumption of the heating energy will be calculated pro rata according to size of the leased-out area.

Heating (HEAT)

Heating of the building will be provided by a heat exchanger that will also be used for preparation of hot service water for the dining facility. Heating of rooms in the office areas will be provided by radiators/convectors or floor convectors in some areas. The entrance lobbies will be equipped with floor heating system.

The energy consumption of independent operation units, e.g. dining facility, will be metered independently.

In offices, the radiators will be installed in approx. every second module and at least into every third module. Their amount on each specific floor will nevertheless not be inferior to one half of the amount of modules on the corresponding floor. The radiators will have temperature regulators in order to control the temperature locally.

Cooling (COOL)

Three cooling units located in the basement of the building and equipped with dry-type coolers located on the roof will provide the cooling of the building. Office areas will be cooled by ceiling mounted units (fan coil units - FCU) connected to VAC elements. Cooling distributions will be routed in the suspended ceiling void. FCUs will be controlled locally; cooling supply units will be controlled centrally.  The final elements of the cooling distributions will be installed in modular axes. Cooling will be provided for offices, commercial areas at 1NP, canteen and entrance lobby.

The cooling system has been designed as two-pipe system using fan coil units.

Cooling system will be controlled both locally (FCU) and centrally (cooling sources).

Installation of the final cooling element will follow the building’s axes (approx. every second module and at least every third module; their amount on each specific floor will nevertheless not be inferior to one half of the amount of modules on the corresponding floor.).

Ventilation and air-conditioning (VAC)

Treated air supply will be provided in minimal hygienic capacity by air handling units (AHU) located in the basement plant rooms. AHUs will secure air intake and extraction, recuperation and treatment of the air to the neutral temperature.

The following premises of the building will be ventilated mechanically:

•                  offices

•                  retail areas

•                  servery point of the gastronomic facility

•                  kitchen of the gastronomic facility

•                  rear area of the gastronomic facility (preparation, storage)

•                  garbage room

•                  car park

•                  transformer station

•                  cooling plant rooms

•                  VAC plant rooms

•                  Sprinkler plant room

•                  Power generator room

•                  exchange stations

•                  main and secondary escape stairwells

The following calculation shows the overall utilisation of particular premises within the office areas:

•	offices	80%
•	meeting rooms	15%
•	tea kitchenettes	1%
•	tenants server rooms	1%
•	archives	3%

The air distribution ducts will be routed via vertical shafts (risers) and above the suspended ceiling in the office areas. Treated air will be discharged through grilled diffusers installed in the soffits (approx. every second module and at least every third module; their amount on each specific floor will nevertheless not be inferior to one half of the amount of modules on the corresponding floor.) and used air will be extracted through grilles located by the corridor areas.

Electrical — high voltage (HV)

Balance sheet of the power consumptions:

Pi = 3 970 kW / Pp =  1 945 kW

	NETWORK — unsecured supply
PART:	Pi	b	Pp	Ip
	(kW)		(kW)	(A)
ILLUMINATION	585.0	0.8	468.0	675.5
SOCKETS	890.0	0.3	267.0	385.4
COOLING	1 050.0	0.7	735.0	1 515.5
VAC	663.0	0.7	464.1	837.3
VAC — fire ventilation	57.0	0.7	39.9	72.0
CENTRAL HEATING	9.0	0.8	7.2	11.5
SANITARY	335.0	0.6	201.0	322.4
KITCHEN TECHNOLOGIES	250.0	0.6	150.0	240.6
SPRINKLERS	45.0	0.9	40.5	240.0
LIFTS	65.0	0.7	45.5	264.0
OTHER (ACS,BMS....LV)	21.0	0.6	12.6	20.2
Own consumption DA
UPS
TOTAL FOR BUILDING	3 970.0		2 430.8	4 584.4

Considering concurrent input coefficient be 0.8 the concurrent input Ps = Pcon x 0.8 = 2430.8 x 0.8 = 1 945 kW

Distribution

The building will be connected to the 22 kV power network of PRE a.s. (Prague power supply company) via a transformer station located in the basement of the building. The power take-off will be metered centrally (by electric meter owned by PRE a.s.) and take-off of the individual circuits will be metered separately by secondary digital meters.

Individual circuits will further be divided into functional units (offices/particular tenant sections, common areas, plat rooms, dining facility, storage areas, car park, etc.) always within the switchboard, with respect to installation of meters for particular tenant sections and functional unit. Three-stage protection of the distribution network will be provided. Floor switchboards will be accessible from the common areas and divided by the number of tenant sections under separate seal. The distribution cabling will be routed via cable troughs underneath the demountable floors of the corridors.

Illumination

Offices

Illuminations in the office areas will be provided with respect to the structural module of the building (1.35 m). Illumination of the premises with ceiling made of lamellas stripes will be provided by means of fluorescent light fittings with mirror grid installed in the soffits; illumination of the premises with ceiling made of gypsum board will be provided by means of fluorescent light fittings “down light” imbedded in the GB soffit; illumination of premises without suspended ceiling will be provided by means of fluorescent light fittings “down-light” adjoined to the ceiling. Illumination of the office areas will be controlled locally.

Office communication areas and corridors, toilets, kitchenettes, server rooms

Illumination of these premises will be provided by means of imbedded fluorescent light fittings “down-light” with local control. Light fittings in the hygienic premises (toilets) will be controlled by wall switches.

Common halls and stairwells

Illumination of common premises with suspended ceiling will be provided by means of imbedded fluorescent light fittings “down-light” Common areas without suspended ceiling and stairwell will be illuminated by wall-mounted and/or adjoined fluorescent light fittings. Light fittings in common areas will be controlled locally.

Basement car park, storage areas

Illumination of the basement car park and storage areas will be provided by means of adjoined industrial fluorescent light fittings. Two-stage control of the light fittings will be applied including additional illumination controlled by movement sensors.

Illumination intensity

offices	500 lx
interior communications, corridors and halls in office areas	200 lx
toilets	200 lx
stairwells	150 lx
communications and corridors in the basement (PP levels)	100 lx
storage areas	150 lx
car park	100 lx

other areas	as per code CSN

Sockets

Socket distributions in the offices will be routed in the void of the raised floor finished with floor boxes in frequency of one box per every third building axis — structural module (the standard floor box will contain 2x power sockets 16A/230V, 2x power sockets 16A/230V for PC with over-voltage protection of type D, which are part of the general supply, and 4x2 empty slots for data sockets which will be part of tenant’s supply). Common socket distributions will be connected to appropriate secondary switchboards. Sockets designed for plant rooms, storage premises, car park and manipulation areas will be of surface type and mounted on the wall minimally 1.5 m above the floor level. Sockets designed for power supply to the building’s technologies will be installed variously, according to the requirements of particular technology and their location will be adjusted to these requirements.    .

Power back-up

Diesel power generator will be located in a separate room in the basement. The generator will back up power supply to the sprinklers pump, emergency lighting, FAS, equipments of smoke extraction, pressurized ventilation and evacuation lifts. Uninterruptible power supply (UPS) will have to be secured by each tenant in the framework of fit-out process.

Electrical — low voltage (LV)

Routes for the LV cabling which will be part of tenant’s supply will be prepared within the raised floor void in the leasable areas. Structural cabling, telecommunication distributions including the exchange station and other cabling in the entire building including the final elements will be subject to tenant’s supply.

Access control system (ACS)

Main entrances to the building, entrances to the lift and staircase cores (from the car park) including the car entry/exit and particular entrances to tenant areas will be equipped with ACS. Turnstiles will be installed in the main reception lobby.

Surveillance system (CCTV)

CCTV system will be installed in order to monitor all entrances and exits including car entry/exit of the building.

Fire alarm system (FAS)

FAS will be installed in the building in compliance with all legal regulations. Final design of the system will depend on requirements of appropriate authorities, NP levels of the building will be equipped with sprinklers system.

Telephone connection

Building entry point will be provided for a telecommunication operator to install the telephone line finished with the exchange board, including provision for further routes (protection piping) of the telecom distributions. Direct telephone lines will be routed to the canteen, reception, control room, switch rooms and lifts.  All distributions from the telecommunication operator’s exchange board to the tenant areas will be provided by tenant at his cost.

Intercom

An independent system for internal communication between the main reception and entrances to the building (canteen, car entry/exit, and entrances) and between the main reception and tenant receptions will be installed in the building.

Exterior panels with speakerphone and control button allowing communication with main reception will be installed at the Building’s main entrances and car park entry/exit. It will be possible to control opening of these entrances from the main reception.

Other independent local intercom systems will be installed at individual entries into the tenant areas. These intercom systems will allow communication between the entries to the tenant areas and assumed locations of the tenant’s receptions. Connection of the intercom panel at the entry door and the tenant’s reception will be subject to tenant’s supply.

Electronic security system (ESS)

ESS is not part of the general supply.

CO monitoring

Sensors for monitoring of CO occurrence will be installed in the car park.

TV Aerial (TVA)

TVA is not part of the general supply neither the preparation process.

Sanitary (SAN)

Connection points for cold water and sewage will be prepared in designated areas for provision of these services to tenants’ kitchenettes, hygienic cores (toilets) and cleaner’s cabinets. Separate meters of the water consumption have been designed for individual operation/tenant units (e.g. the building, canteen, commercial areas) and for individual units (hygienic cores, plant rooms, etc.). Supply of hot service water (HSW) for the gastronomic equipment will be provided by the installed heat exchanger. Electric boilers, which are subject to tenant’s supply, will provide HSW for tenant’s hygienic cores (toilets), cleaner’s cabinets and kitchenettes.

Building Management System (BMS)

The building will be equipped with central system of regulation and control of all technologic equipment of heating, cooling, VAC and monitoring systems.

Regulation of individual technologic aggregates will be performed by means of decentralized autonomous sub-centrals operating independently according to programmed algorithms. The sub-centrals will be connected to the computer of the main control room (BMS room).  Signals from FAS for signalling and controlling the VAC units will be sent to BMS system. Based on these signals appropriate VAC units will be turned off.

Transportation equipmnet

Personal lifts

There will be two communication cores with personal lifts in the building. First core, located in the corner tower structure, will contain two personal lifts with transit cars.  Two lifts are designed as Duplex and will be of traction type. The third lift within the core will have a separate shaft and engine room and will be of evacuation type with transit car

2x personal lifts - duplex, load capacity 900kg / 12 persons

1x personal (evacuation) lift, load capacity 1000 kg / 13 persons

Second lift core will be located in the south part of the building. It will contain three personal traction lifts TRIPLEX combined in one shaft. The lifts will have transit cars.

3x personal lifts - triplex, load capacity 900 kg / 12 persons

Personal/Cargo lifts

Dining facility will include one personal/cargo lift of traction type connecting 1NP (ground floor) with 1PP (basement). The lift will be used for goods delivery and staff transport between the kitchen rear areas in the basement and canteen and the servery area at ground floor..

1x personal/cargo lift, load capacity 450 kg,

A traction personal/cargo lift used for building’s supplies and garbage disposal will be installed between 1NP and 1PP.

1x personal/cargo lift, load capacity 1000 kg

Fire protection

Fire protection will be designed in compliance with code CSN 73 0802 (office areas, meeting rooms, restaurants, commercial areas, etc.) and code CSN 73 0804 — Appendix I (underground car park) and other related Czech codes and regulations.

The car park located in levels 1PP — 3PP will be deemed as a compound, built-in, underground garage for vehicles of category I.

It is not assumed to allow parking for cars with LPG engines.

Fire protection of the building will be secured in compliance with appropriate regulations using the following means of security:

•                  Stable fire extinguishing equipment (in fire zones of NP levels),

•                  Fire alarm system (FAS),

•                  acoustic signals for fire calls,

•                  pressurized ventilation of escape routes and ventilation of the shaft of the evacuation lift,

•                  forced ventilation of the protected escape routes in the basement levels,

•                  emergency lighting in the fire zones of the basement levels and all communication areas of the building,

•                  evacuation lift,

•                  back-up source of electric power — diesel generator (located in 1PP), eventually UPS (batteries),

•                  installation of water curtains in order to separate the fire zones of compound garages with maximum of 50 parked vehicles of category 1.

Description of premises

Offices

Offices will be in standard design as open-space offices equipped with appropriate fire protection (FAS) and sprinkler system.

Floor	- raised floor, clear height of the void approx. 80 mm, load capacity 5 kN/m² incl. eventual partitions, without carpeting

Walls	- reinforced concrete or masonry walls, plastered and coated with white paint, eventually gypsum board with white paint

Soffits	- stripes in modular grid consisting of varnished perforated metal sheets of 1.35 m module, white colour, and/or GB connecting vertical structures and accessories, final elements of FAS will be installed in the soffits.

Window sill	- structural panel with laminated finish of white colour

Exterior blinds	- horizontal aluminium blinds on guiding, electric drive, controlled by pushbuttons

Interior blinds	- the blinds including accessories are not part of the general supply

Illumination

- Illuminations in the office areas will be provided with respect to the structural module of the building (1.35 m). Illumination of the premises with ceiling made of lamellas stripes will be provided by means of fluorescent light fittings with mirror grid installed in the soffits; illumination of the premises with ceiling made of gypsum board will be provided by means of fluorescent light fittings “down light” imbedded in the GB soffit; illumination of premises without suspended ceiling will be provided by means of fluorescent light fittings “down-light” adjoined to the ceiling. Illumination of the office areas will be controlled locally.

Switches and sockets

— light switches, pushbuttons controlling the blinds. Socket distributions in the offices will be routed in the void of the raised floor finished with floor boxes in frequency of one box per every third building axis — structural module (the standard floor box will contain 2x power sockets 16A/230V, 2x power sockets 16A/230V for PC with over-voltage protection of type D, which are part of the general supply, and 4x2 empty slots for data sockets which will be part of tenant’s supply). Common socket distributions will be connected to appropriate secondary switchboards.

Heating

- heating in the office areas will be provided by radiators/convectors or floor convectors in some areas. The entrance lobbies will be equipped with floor heating system. In offices, the radiators will be installed in approx. every second module. The radiators will have temperature regulators in order to control the temperature locally.

VAC

- The air distribution ducts will be routed via vertical shafts (risers) and above the suspended ceiling in the office areas. Treated air will be discharged through grilled diffusers installed in the soffits and used air will be extracted through grilles located by the corridor areas.

Cooling

- Office areas will be cooled by ceiling mounted units (fan coil units - FCU) connected to VAC elements. Cooling distributions will be routed in the suspended ceiling void. FCUs will be controlled locally; cooling supply units will be controlled centrally. The final elements of the cooling distributions will be installed in modular axes.

Communications and office corridors

Floor	- raised floor, clear height of the void approx. 80 mm, load capacity 5 kN/m² incl. eventual partitions, without carpeting , partially double demountable — stripes width 1200 mm

Entry doors into tenant areas	- one-leaf glazed door with solid glazed side panel, width of the opened door approx. 1000 mm, appropriate fire rating as per PD, frame in RAL colour, electromagnetic lock controlled by a card reader.

Soffits	- modular stripes made of varnished perforated metal panels, edge stripes made of GB with dispersion coating

Illumination	- soffit-imbedded fluoresce light fittings, partly with emergency lighting

Switches and sockets	- Light switches

Commercial areas (retail units)

Floors	- raised floor, clear height of the void minimally 80 mm, load capacity 5 kN/m² incl. eventual partitions, without carpeting

Walls	- reinforced concrete or masonry walls plastered and coated with white paint, eventually gypsum board with white paint

Soffits

- stripes in modular grid consisting of varnished perforated metal sheets of 1.35 m module, white colour, and/or GB connecting vertical structures and accessories, final elements of FAS will be installed in the soffits.

Exterior blinds	- not part of the general supply

Entry (exterior) doors	- part of exterior aluminium system facade

Interior doors	- full one-leaf door with rabbet, metal frame, RAL colour, hardware: handle-handle SST

Heating	- floor convectors

VAC

- VAC ducts in the suspended ceiling void. Treated air will be discharged through grilled diffusers installed in the soffits and used air will be extracted through grilles located by the corridor areas.

Cooling

- cooling by means of slab mounted FCUs connected to VAC elements. Cooling distributions will be routed in the suspended ceiling void. FCUs will be controlled locally; cooling supply units will be controlled centrally. The final elements of the cooling distributions will be installed in modular axes.

Illumination	- fluorescent light fittings with mirror grid installed in the soffits; partly emergency lighting

Switches and sockets	- Light switches

Rear areas of retail units (toilets)

Floors	- raised floor, clear height of the void minimally 80 mm, load capacity 5 kN/m² incl. eventual partitions, ceramic tiles finish

Walls	- reinforced concrete or masonry walls, plastered and coated with white paint

Partitions	- gypsum boards with white paint, partly with ceramic tiles of white colour

Soffits	- GB soffit with dispersion paint of white colour

Interior doors	- full one-leaf door with rabbet, steel frame, white paint in RAL

VAC	- air extraction via ceiling mounted radial fans

Illumination	- soffit-imbedded light fittings of “down light” type with local control

Switches and sockets	- Light switches

Equipment	- suspended basins, suspended toilet bowls with button-controlled flush system, all sanitary ware in white colour, electric boilers with store tank for production of hot service water.

Storage areas (PP levels)

Floors	- smoothed concrete with synthetic coating

Walls	- reinforced concrete or masonry walls plastered and coated with white paint, eventually gypsum board with white dispersion paint

Ceilings	- architectural concrete with dispersion paint

Doors	- full one-leaf steel door as per fire regulations, width approx. 800 mm, steel frame, RAL paint

Electrical installations	- surface mounted, on ledges and/or conduits, eventually trays

Illumination	- industrial fluorescent light fittings

Switches and sockets	- Light switches

Dining facility  — canteen and restaurant

Floor	- ceramic tiled floor in servery area, linoleum strips in dining area.

Walls	- plastered walls with white paint finish

Soffits	- GB perforated and imperforated soffit with white dispersion paint

Entrance doors	- Glazed doors with side glass panel (skylight), metal frame, RAL paint , appropriate fire rating

Heating	- steel panel radiators in the canteen, eventually floor convectors in the restaurant area

VAC	- Tempered air intake via soffit-imbedded diffusers, air extraction via grilled inlets

Illumination	- soffit-imbedded light fittings of “down light” type with local control

Complete technologic equipment and gastronomic fittings will be subject to supply of the dining facility operator.

Toilets (WC)

Floors	- ceramic tiles

Walls	- reinforced concrete or masonry walls, eventually GB with ceramic tiling.

Partitions (cubicles)	- dividing partitions, a system of mounted light partitions with compact boards including doors

Soffits	- GB soffit with white dispersion paint

Entrance doors	- One-leaf full door with glazed skylight at the door head, steel frame, RAL paint

Illumination	- soffit-imbedded light fittings of “down light” type with local control

Switches and sockets	- Light switches

Equipment

- suspended basins, suspended toilet bowls with button-controlled flush system, all sanitary ware in white colour, electric boilers with store tank for production of hot service water, toilet paper holder, paper towels holder, meshed litter bin

VAC	- air extraction via soffit-imbedded disk valves

Vstupní haly / recepce

Floor	- natural stone floor

Socle	- natural stone cladding, height of approx. 100 mm

Soffit	- partly perforated (acoustic) GB soffit, white dispersion abrasion-proof paint, partly modular strips of varnished metal panels with acoustic filler

Walls	- Reinforced concrete/masonry walls with plaster, eventually GB walls, with white paint finish

Entrance doors

- Double sliding doors (door void, within the same system of the glazed facade), two-leaf door, adjustable movement sensors, day and night operation (at night the door is controlled from the reception desk or by the card reader), anti-panic opening, connection to FAS, possible to lock.

Mailbox system	- interior mail boxes, one box per each tenant unit

Reception desks	- carpentry work made of veneer or massive wood boards

ACS	- turnstiles made of stainless steel equipped with ACS card readers

Illumination	- light fittings of “down light” type imbedded in soffit, eventually adjoined or suspended light fittings in some areas, partly with built-in back-up source (emergency lighting)

Switches and sockets	- Light switches , pushbuttons for blinds control

Electrical installations	- hidden under surfaces

Information system	- as per function requirements and architectural design

Heating	- floor heating and floor convectors imbedded along the façade, floor grilled covers, regulation by thermostat heads.

Cooling	- cooling by means of slab mounted FCUs

Lift lobbies

Floor	- terrazzo floor in PP, natural stone floor in NP levels

Walls	- reinforced concrete/masonry walls with fine plaster, eventually GB walls, with dispersion, eventually fibreglass wall paper

Soffits	in PP levels — GB soffit, dispersion paint, in NP — modular strips of varnished perforated metal panels

Illumination	- fluorescent light fittings of “down light” type imbedded in soffit, partly with emergency lighting

Switches and sockets	- Light switches

Main staircase

Floor	- terrazzo tiles

Walls	- reinforced concrete/masonry walls with plaster, eventually GB walls, with dispersion abrasion resistant paint

Ceilings	- plastered with dispersion paint

Interior communication doors

- in NP one-leaf door with full width approx. 1000 mm with appropriate fire rating, steel frame in RAL colour, SST hardware; in PP one-leaf steel door with appropriate fire rating, steel frame in RAL colour, SST hardware

Handrail	- in NP the rails will be made of steel, wooden handrail as per architectural design, in PP the railing as well as handrail will be made of steel

Illumination	- light fittings of “down light” type ceiling mounted or wall mounted, partly with emergency lighting

Switches and sockets	- Light switches

Electrical installations	- under plaster

Secondary and fire escape stairwells

Floor	- architectural concrete with dispersion paint

Walls	- bearing reinforced concrete walls/ masonry structures with dispersion paint

Ceilings	- architectural concrete with dispersion paint

Interior communication	- in NP one-leaf glazed door with width approx. 800 mm with side

doors	skylight panel, with appropriate fire rating, steel frame in RAL , equipped with emergency key in the box

Handrail	- - in NP the rails will be made of steel, wooden handrail as per architectural design, in PP the railing as well as handrail will be made of steel

Illumination	- light fittings of “down light” type ceiling mounted or wall mounted, partly with emergency lighting

Switches and sockets	- Light switches

Electrical installations	- under plaster

Car park

Floors	- smoothed concrete with epoxy or polyurethane coating including skirting

Walls	- architectural concrete, masonry wall with plaster, eventually GB walls with dispersion paint

Ceilings	- architectural concrete with dispersion paint

Doors	- one-leaf and/or two-leaf full steel doors according to fire regulations, steel frame in RAL colour

VAC	- air intake via grilled diffusers, air extraction via grilled inlets

Electrical installations	- surface mounted, on ledges and/or conduits, eventually trays

Illumination	- fluorescent industrial light fittings, two-stage switching (main light fittings controlled by BMS, additional light fittings controlled by movement sensors), partly emergency lighting

Annex 5 - Purpose of Business of the Lessee

•                                          Provision of software and advice in hardware and software;

•                                          Organization of professional courses, trainings and other educational events including lecturing;

•                                          Specialized retail trade and retail trade with general merchandize;

•                                          Mediation of trade and services;

•                                          Data processing, data bank services, management of networks;

•                                          Ativities of business, financial, organizational and economic advisors;

•                                          Advertising activity and marketing.

SERVICES CHARGES TRIANON

Part A — Tenant pays 100% of the cost

1.                                      The provisions of electricity, water, water disposal, heating, and cooling to the leased area; including related cost and rent of meters, their maintenance, cost for calculations of utilities consumption; and

2.                                      The cost of supply and installation of the Tenant’s signage to the Leased Premises and the Property; and

3.                                      The service, renewal, maintenance and replacement of all component parts of the fan coils for the heating and cooling in or exclusively serving the Premises.

Part B — Lessee pays a percentage that is equal to the percentage that the total area of the Leased Premises (excluding the Car Parking Spaces and storage) to the total rentable area of the Property.

1.                                      The provision and maintenance of lighting for the Budejovicka and Vyskocilova street façade; and

2.                                       The provision of electricity, water, water disposal, collection and disposal of rain water heating, air conditioning and cooling to the Common Areas and machinery, plant and equipment of the Building; and

3.                                       Technical maintenance, repair inspections, upgrading and attendance service for the machinery, plant and equipment used in common by and serving the Building; and

4.                                       Carrying out works related to regular revisions (including inspections, reports and any resulting maintenance or upgrading) of the machinery, plant and equipment serving and used in common by the Building; and

5.                                       Provision of rat extermination and pest control services; and

6.                                       The provision and maintenance of CCTV and other security and access  systems serving the Building generally; and

7.                                       Cleaning and removal of snow and ice (including in all cases the provision of all materials and equipment) from all sidewalks and surrounding land plots belonging to the building; and

8.                                       Maintaining and running the lifts serving the building, including carrying out any works related to regular revision (including inspections, reports, and any resulting maintenance or upgrading).

9.                                       Maintenance and cleaning (standard twice a year) of the façade of the building, including external parts of the window; and

10.                                 Maintaining, running, repairing, renewing, rebuilding, replacing, cleaning, landscaping, lighting, repainting (including in all cases the provision of all materials and equipment) all Common Areas in the building, and all pipes and other service media used in common by tenants of the Building (including any service roads, access ways and any adjoining roads, service ramps and pavements not maintained at the public expense outside the Building); and

11.                                 Maintaining, running and cleaning all fire-fighting and detection equipment and installation systems, fire alarm systems, fire escape in the building; and

12.                                Employing security and reception staff or independent security contractors for the Building; and

13.                                 Maintaining, running and cleaning (including in all cases the provision of all materials and equipment) of the building management room; and

14.                                 Maintaining, repair and running the diesel generator; and

15.                                 Landscaping (including in all cases the provision of all materials and equipment) the Building Surroundings; and

16.                                 Management and administration of the Building

17.                                 Payment of all property taxes or any charges in respect of the Building or any part of it, without parking and storage; and

18.                                 Payment of Insurance premiums in respect of the building or any part of it, without parking and storage; and

19.                                 Such other services relating to the Building as the Lessor shall have an objective reason to deem necessary taking into account the principles of good property management if the Lessee is obliged to pay a share on such costs in accordance with the Lease Agreement.

Part C — Lessee pays a percentage that is equal to a percentage the number of car parking spaces included in the Leased Premises bears to the  total number of car parking spaces at the property

1.                                       Maintaining, running, repairing, renewing, cleaning (including in all cases the provision of all materials and equipment) of the Underground Parking Garage; and

2.                                       The provision of electricity to the underground parking garages; and

3.                                       Installing, running and maintaining of CCTV and other security and access  systems; and

4.                                       Employing security and reception staff or independent security contractors for the Building to arrange the possibility of access to garages; and non-periodical rounds.

5.             Insuring in accordance with the Lessor’s obligations in this Lease; and

6.             Payment of all property taxes or any charges in respect of the garages or any part of it; and

7.                                       Other related cost to parking area if the Lessee is obliged to pay a share on such costs in accordance with the Lease Agreement.

Part D — Lessee pays a percentage that is equal to the percentage that the total area of the Leased Premises (excluding the Car Parking Spaces) to the total rented area of the Property.

1.               Providing receptacles and removing waste from the Building,

Part E — Lessee pays 100% of the cost - Storage

1.               The provisions of electricity to the leased area.

2.               Insuring in accordance with the Lessor’s obligations in this Lease; and

3.               Payment of all property taxes or any charges in respect of the storage or any part of it; and

4.               Other related cost to storages if the Lessee is obliged to pay such costs in accordance with the Lease Agreement.

LEASE SUBJECT HANDOVER / TAKEOVER PROTOCOL

Property:		TRIANON, Budějovická Street, Prague 4

Subject of handover/takeover:

Premises in the office section of the Property, storage area and parking lots (hereinafter as the Lease Subject). Lease Subject is specified by the Agreement on the lease of non-residential premises between HTP Budějovická s.r.o. and Alwil Software, a.s. signed ….. (hereinafter as the Contract).

1. HANDOVER PARTY		HTP Budějovická s.r.o. (hereinafter as the Lessor)
Identification Number: 265 04 006
Registered Office Praha 2, Vinohrady, Mánesova 917/28,
Area code 12000

	proxy	HOCHTIEF Development Czech Republic s.r.o.
Identification Number: 251 39 169
Registered Office Praha 5, Smíchov, Karla Engliše 3201/6,
Area code 15000
Stipulated by the Contract

2. TAKEOVER PARTY		Alwil Software, a.s. (hereinafter as the Lessee)
Identification Number: 276 36 917
Registered Office Praha 10, Průběžná 2397/76,
Area code 100 00

3. PROPERTY MANAGER	Knight Frank, s.r.o. (hereinafter as the Property Manager)
Identification Number.: 411 91 536
Registered Office Praha 1, Václavské nám. 1,
Area code 110 00

The persons signing this protocol on behalf of the Lessor and the Lessee declare that they have been authorised to sign this protocol. Annex I documents these authorisations.

1.                                      Lease Subject

1.1.                                 Lessor has submitted the Lease Subject to the Lessee for takeover.

1.2.                                 Lessor has submitted the use permit to the Lease Subject (kolaudační souhlas), its copy constitutes the Annex II to this Protocol.

1.3.                                 Lessee takes over the Lease Subject in order to install its client changes according to the §1 of the Contract.

2.                                      List of defects and snagging items

2.1.                                 During the check of the Lease Subject the defects and snagging items constituting the Annex III to this Protocol have been registered.

2.2.                                 This Annex III also sets terms for repairing and removal of the defects and snagging items. Lessor undertakes to repair and remove the defects and snagging items registered in the Annex III in the terms registered in the Annex III.

2.3.                                 Lessor will inform the Lessee in writing prior to official handover of the defect and snagging items of the Lease Subject. The outcome of such subsequent handovers / takeovers must be confirmed by the Lessor and the Lessee in a protocol.

3.                                      Takeover

3.1.                                 Lessee hereby declares that in the way of the takeover he visited and checked the Lease Subject and all the technologies in the Lease Subject and that he registered no other defect and snagging items with the exception of those, registered in the Annex III. Lessee confirms that the defect and snagging items registered in the Annex III do not prevent him from using the Lease Subject in due course and that the conditions of the Lease Subject correspond to the Contract.

3.2.                                 Lessee hereby declares that he takes over the Lease Subject. By signing of this Protocol by the Lessor and the Lessee the Lease Subject is deemed to be taken over by the Lessee.

4.                                      Power consumption — state at the moment of the Lease Subject takeover

List of measuring gauges and their current state constitutes Annex IV to this Protocol.

This Protocol has been executed and signed in three (3) copies. One of which will be obtained by the Lesse, the Lessor and the Property Manager.

Annex I:	Authorisations

Annex II:	Use permit (kolaudační souhlas) to the Lease Subject (copy)

Annex III:	Register of defect and snagging items

Annex IV:	List of measuring gauges and their current state

Prague,

Lessor

Lessee

Property Manager

Amendment No. 1 to the

AGREEMENT ON THE LEASE OF NON-RESIDENTIAL PREMISES

Lessor:	Lessee:

Trianon Building Prague s.r.o. Identification Number: 265 04 006 Registered Office: Prague 2, Vinohrady, Mánesova 917/28, Postal Code: 120 00	AVAST Software a.s. Identification Number: 276 36 917 Registered Office: Prague 4, Budějovická 1518/13A, Postal Code: 140 00

1.                                      Trianon Building Prague s.r.o.

Identification Number: 26 50 40 06

Registered Office: Prague 2, Vinohrady, Mánesova 917/28, Postal Code: 120 00

Registered in the Commercial Register maintained by the Municipal Court in Prague, Section C, File 86315

Acting through Mr. Matthias Gerloff and Mr. Lutz Kandzia, Executive Directors

- hereinafter as the “Lessor” -

and

2.                                      AVAST Software a.s.

Identification Number: 276 36 917

Registered Office: in Prague 4, Michle, Budějovická 1518/13A, Postal Code: 140 00

Registered in the Commercial Register maintained by the Municipal Court in Prague B, File 11402

Acting through Eduard Kučera, Chairman of the Board of Directors

- hereinafter as the “Lessee” -

(the Lessor and Lessee are hereinafter collectively referred to as the “Parties” and each individually as the “Party”)

enter into this

Amendment No. 1 to the

Agreement on the Lease of Non-Residential Premises:

WHEREAS

(A)                             on 29.4.2009 the Lessor and the Lessee entered into the Agreement on the Lease of Non-Residential Premises (the “Agreement”) located in a building known as “Trianon” — building Land Registry No. 1518, located on a land plot No. 310/182 in the municipality of Prague, cadastral area of Michle (the “Property”). The Subject-Matter of the Lease is as follows

i)                                         premises in the office section of the Property with the area of 2,363.79 m2 on the 8th through 12th above-ground floors of the Property, marked in orange in the layout plan — Annex No. 3 to the Agreement, for the purpose of their use as office space for business activities of the Lessee in accordance with Annex No. 5 to the Agreement;

ii)                                      a storage area of the Property on the 3rd underground floor of the Property with the area of 109.52 m2 marked in orange in the layout plan — Annex No. 3 to the Agreement, for the purpose of its use as storage area for business activities of the Lessee in accordance with Annex No. 5 to the Agreement;

iii)                                   15 parking lots on the 3rd underground floor (garage) of the Property, marked in blue in the layout plan - Annex No. 3 to the Agreement, for the purpose of parking of cars of the Lessee, its employees, visitors and contractors;

iv)                                  an area of the Property used by all lessees of the Property, in particular for the purpose of access (non-exclusive lease of the access areas of the Property together with other lessees) to the Property, marked in yellow in the layout plan — Annex No. 3 to the Agreement, with the total area of 1,684.35 m2, whereas the proportional area for the purpose of calculation of the rent and the operating costs allocated to the Lessee equals to 229.40 m2; the Lessee uses such common areas in connection with its use of the office space pursuant to subsection  i) above.

(B)                               The Lessor and the Lessee have agreed that the Lessee will lease as of 1 April 2011 other premises in the office section of the Property with the area of 337.57 m2 in the 6th above-ground floor of the Property, marked in the new layout plan - Annex 3 to the Agreement (and also attached to this Amendment), for the purpose of use as office space for business activities of the Lessee in accordance with Annex 5 to the Agreement. This will increase the proportional area of the premises which the Lessee uses together with the other lessees.

(C)                               As of 1 January 2011, in addition to the current 15 parking lots on the 3rd underground floor (garages) of the Property the Lessor has leased to the Lessee other 25 lots on the 1st and 3rd underground floors (garage) of the Property and as of 1 March 2011 other 5 lots on the 3rd underground floors (garage) of the Property (all leased lots are marked in blue in the new layout plan in accordance with Annex 3 to the Agreement, attached hereto as Annex to this Amendment).

NOW, THEREFORE, THE PARTIES HAVE AGREED AS FOLLOWS:

§ 1

1.1.            The business name of the Lessor in the Preamble of the Agreement has been amended and shall newly read as follows: “Trianon Building Prague s.r.o.”

1.2.            The business name of the Lessee in the Preamble of the Agreement has been amended as follows: “AVAST Software a.s.”; the registered office shall read: “Prague 4, Michle, Budějovická 1518/13A, Postal Code 140 00”.

1.3.            Article 1 “Subject Matter of the Lease, Purpose of the Lease, Handover”, Section 2 of the Agreement has been amended as follows:

2. By means of this Agreement, the Lessor leases the following premises of the Property to the Lessee:

2.1. the premises in the office section of the Property with the area of 2,363.79 m2 on the 8th through 12th above-ground floor of the Property, marked in orange in the layout plan - Annex No. 3 (“A Offices”), for the purpose of their use as office space for business activities of the Lessee in accordance with Annex No. 5; and further the premises in the office section of the Property with the area of 337.57 m2 on the 6th above-ground floor of the Property, marked in orange in the layout plan - Annex No. 3 (“B Offices”);

2.2. a storage area of the Property on the 3rd underground floor of the Property with the area of 109.52 m2 marked in orange in the layout plan — Annex No. 3 to the Agreement, for the purpose of its use as storage area for business activities of the Lessee in accordance with Annex No. 5 to the Agreement;

2.3. in total 45 parking lots, of which 31 parking lots are situated on the 3rd underground floor (garage) of the Property (Nos. 213 - 241, 266, 267) and 14 lots on the 1st underground floor (garage) of the Property (Nos. 8 -13, 47 - 54), marked in blue in the layout plan - Annex No. 3 to the Agreement, for the purpose of parking of cars of the Lessee, its employees, visitors and contractors;

2.4. the area of the Property used by all lessees of the Property, in particular for the purpose of access (non-exclusive lease of the access areas of the Property together with other lessees) to the Property, marked in yellow in the layout plan — Annex No. 3 to the Agreement, with the total area of 1,684.35 m2, whereas the proportional area for the purpose of calculation of the rent and the operating costs allocated to the Lessee equals to 262.16 m2; the Lessee uses such common areas in connection with its use of the office space pursuant to Article 1, Section 2.1,

(hereinafter also as the “Subject Matter of the Lease”) provided, however, that all the above mentioned floor areas are determined in compliance with the GIF method (Gesellschaft für Immobilienwirtschaftliche Forschung) published in the 2004 Regulation and the Lessee agrees that the floor area of the premises described in this section shall be decisive for determining the amount of rent and operating costs paid by the Lessee pursuant to this Agreement; any potential objections against the floor area must be communicated by a Party to the other Party within 1 month from commencement of the Lease at the latest, otherwise they will not be taken into account.

1.4. The Article 2 “Rent”, Section 1 of the Agreement has been amended as follows:

1.              The - monthly rent for the Subject Matter of the Lease is

1.1 Under Article 1, Section 2.1	EUR 15.42/m2, i.e., the total of EUR 41,654.97
1.2 Under Article 1, Section 2.2	EUR 7.66/m2, i.e., the total of EUR 838.92
1.3 Under Article 1, Section 2.3	EUR 102.11/parking lot, i.e., for 45 parking lots the total of EUR 4,594.95
1.4 Under Article 1, Section 2.4	EUR 15.42/m2, i.e., the total of EUR 4,042.51

In total:                                                                                                                                                                                                                                                                                                                                                    EUR 51,131.35 per month

plus the value added tax in the relevant statutory amount and in compliance with statutory terms and conditions. The Lessee hereby confirms it is a VAT payer and undertakes not to cancel its registration to VAT during the term of the lease, unless applicable legal regulations stipulate otherwise.

1.5. The Article 2 “Rent”, Section 4 of the Agreement has been amended as follows:

The monthly rent under Article 1, Section 1.4. of this Amendment was decreased in the period from 1 January 2011 to 31 March 2011 to the amount of EUR 42.357,56 per month. VAT was added to this amount in the relevant statutory amount and in compliance with statutory terms and conditions.

The monthly rent under Article 1, Section 1.4. of this Amendment shall be decreased in the period from 1 April 2011 to 30 June 2011 to the amount of EUR 45,080.50 per month. VAT shall be added to this amount in the relevant statutory amount and in compliance with statutory terms and conditions.

As of 1 July 2011 the Lessee shall pay the monthly rent under Article 1, Section 1.4. of this Amendment in the non-decreased amount, i.e., EUR 51,131.35. VAT shall be added to this amount in the relevant statutory amount and in compliance with statutory terms and conditions.

1.6.           As regards the operating costs connected with the operation and repairs of the Subject Matter of the Lease, as specified under Annex No. 6 to the Agreement, the monthly lump-sum payments stipulated in Article 3, Section 4 of the Agreement apply to the newly leased premises and parking lots, including their due dates. The Lessor and the Lessee have agreed that the lump-sum payment for services connected with the use of parking lots from 1 January 2011 to the day of execution of this Amendment shall be invoiced within 10 days as of the day of execution of this Amendment and shall be due within 10 days.

1.7.                  The data about the Lessor and the Lessee in Article 17 “Provisions on Written Form and Notices”, Section 2 shall be amended as follows:

To the Lessor:	Trianon Building Prague s.r.o.
Prague 2, Vinohrady, Mánesova 917/28, Postal Code 120 00
Fax: + 49 40 34 919 4297
Attention of Mrs. Vanessa Voehlk
e-mail vanessa.voehlk@union-investment.de

To the Lessee:	AVAST Software a.s.
Prague 4, Michle, Budějovická 1518/13A, PSČ 140 00
Fax: + 420 274 005 888
Attention of Mr. Tomáš Princ
e-mail princ@avast.com, ucetni@avast.com

§ 2

Final provisions

1.                                      The remaining provisions of the Agreement remain unchanged and unaffected by this Amendment No. 1.

2.                                     This Amendment No. 1 has been executed in two counterparts in the Czech language and two counterparts in the English language, and each Party shall receive one counterpart in each of the two language versions. In case of any discrepancies the Czech version shall prevail.

3.                                      If any provision of this Amendment No. 1 is or becomes invalid or ineffective, the remaining provisions of this Amendment No. 1 shall not be affected thereby. The Parties undertake to replace such invalid or ineffective provision with a new provision with the same business purpose.

4.                                      The current Annex No. 3 has been replaced by a new Annex No. 3, which is attached as Annex No. 1 to this Amendment. Handover protocols for parking lots and office space are attached to this Amendment as well. The Parties state that for a temporary period due to reconstruction the Lessee has been allotted other parking lots, with which the Lessee has agreed.

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 1.

In Hamburg on	In Prague on

For Trianon Building Prague s.r.o.	For AVAST Software a.s.
(Lessor)	(Lessee)

/s/ Matthias Gerloff	/s/ Eduard Kučera
Name: Matthias Gerloff
Title: Executive Director	Name: Eduard Kučera
Title: Chairman of the Board of Directors

/s/ Lutz Kandzia
Name: Lutz Kandzia
Title: Executive Director

Annexes:

Annex No.1	Annex No.3 to the Lease Agreement: Plan of the Property with the Marked Subject Matter of the Lease

Annex No.2	Handover protocols

ANNEX 1

ANNEX 2

Amendment No. 2 to the

AGREEMENT ON THE LEASE OF NON-RESIDENTIAL PREMISES

Lessor: Trianon Building Prague s.r.o. Identification Number: 265 04 006 Registered Office: Prague 2, Vinohrady, Mánesova 917/28, Postal Code: 120 00	Lessee: AVAST Software a.s. Identification Number: 276 36 917 Registered Office: Prague 4, Budějovická 1518/13A, Postal Code: 140 00

1.                                      Trianon Building Prague s.r.o.

Identification Number: 26 50 40 06

Registered Office: Prague 2, Vinohrady, Mánesova 917/28, Postal Code: 120 00

Registered in the Commercial Register maintained by the Municipal Court in Prague, Section C, File 86315

Acting through Mr. Matthias Gerloff and Mr. Lutz Kandzia, Executive Directors

- hereinafter as the “Lessor” -

and

3.                                      AVAST Software a.s.

Identification Number: 276 36 917

Registered Office: in Prague 4, Michle, Budějovická 1518/13A, Postal Code: 140 00

Registered in the Commercial Register maintained by the Municipal Court in Prague B, File 11402

Acting through Eduard Kučera, Chairman of the Board of Directors

- hereinafter as the “Lessee” -

(the Lessor and Lessee are hereinafter collectively referred to as the “Parties” and each individually as the “Party”)

enter into this

Amendment No. 2 to the

Agreement on the Lease of Non-Residential Premises:

WHEREAS

(D)                              on 29.4.2009 the Lessor and the Lessee entered into the Agreement on the Lease of Non-Residential Premises (the “Agreement”) located in a building known as “Trianon” — building Land Registry No. 1518, located on a land plot No. 310/182 in the municipality of Prague, cadastral area of Michle (the “Property”). The Subject-Matter of the Lease is as follows

i)                                         premises in the office section of the Property with the area of 2,363.79 m2 on the 8th through 12th above-ground floors of the Property, marked in orange in the layout plan — Annex No. 3 to the Agreement, for the purpose of their use as office space for business activities of the Lessee in accordance with Annex No. 5 to the Agreement;

ii)                                      a storage area of the Property on the 3rd underground floor of the Property with the area of 109.52 m2 marked in orange in the layout plan — Annex No. 3 to the Agreement, for the purpose of its use as storage area for business activities of the Lessee in accordance with Annex No. 5 to the Agreement;

iii)                                   15 parking lots on the 3rd underground floor (garage) of the Property, marked in blue in the layout plan - Annex No. 3 to the Agreement, for the purpose of parking of cars of the Lessee, its employees, visitors and contractors;

iv)                                  an area of the Property used by all lessees of the Property, in particular for the purpose of access (non-exclusive lease of the access areas of the Property together with other lessees) to the Property, marked in yellow in the layout plan — Annex No. 3 to the Agreement, with the total area of 1,684.35 m2, whereas the proportional area for the purpose of calculation of the rent and the operating costs allocated to the Lessee equals to 229.40 m2; the Lessee uses such common areas in connection with its use of the office space pursuant to subsection  i) above.

(E)                                on 21.4.2011 the Lessor and the Lessee entered into the Amendment No.1 to the Agreement (the “Amendment No.1”). The Subject-Matter of the Amendment No.1 is as follows

i)                                         premises in the office section of the Property with the area of 337.57 m2 in the 6th above-ground floor of the Property, marked in the Annex No. 1 to the Amendment No.1, for the purpose of use as office space for business activities of the Lessee in accordance with Annex No. 5 to the Agreement.

ii)                                      additional 30 parking lots on the 1st and 3rd underground floors (garage) of the Property marked in blue in the Annex No. 1 to the Amendment No.1. for the purpose of parking of cars of the Lessee, its employees, visitors and contractors.

(F)                                The Lessor and the Lessee have agreed that the Lessee will lease as of 1 November 2011 additional 19 parking lots. 2 lots on the 1st underground floor and 17 lots on the 3rd underground floor of the Property. All leased lots are marked in blue in the new layout plan in accordance with Annex No. 3 to the Agreement, attached hereto as Annex No. 1 to this Amendment No.2.

(G)                               The Lessor and the Lessee have agreed that the Lessee will lease as of 1 November 2011 a storage area (room No. 03.10) on the 3rd underground floor of the Property with the area of 11.46 m2 marked in orange in the layout plan — Annex No. 3 to the Agreement, attached hereto as Annex No.1 to this

Amendment No.2 for the purpose of its use as storage area for business activities of the Lessee in accordance with Annex No. 5 to the Agreement.

NOW, THEREFORE, THE PARTIES HAVE AGREED AS FOLLOWS:

§ 1

1.1.           Article 1 “Subject Matter of the Lease, Purpose of the Lease, Handover”, Section 2 of the Agreement has been amended as follows:

2. By means of this Agreement, the Lessor leases the following premises of the Property to the Lessee:

2.1. the premises in the office section of the Property with the area of 2,363.79 m2 on the 8th through 12th above-ground floor of the Property and area of 337.57 m2 on the 6th above-ground floor of the Property, marked in orange in the layout plan - Annex No. 3, for the purpose of their use as office space for business activities of the Lessee in accordance with Annex No. 5;

2.2. a storage area of the Property on the 3rd underground floor of the Property with the area of 120.98 m2 marked in orange in the layout plan — Annex No. 3 to the Agreement, for the purpose of its use as storage area for business activities of the Lessee in accordance with Annex No. 5 to the Agreement;

2.3. in total 64 parking lots, of which 48 parking lots are situated on the 3rd underground floor (garage) of the Property (Nos. 206 - 241, 245, 258-263, 266-267, 280-282) and 16 lots on the 1st underground floor (garage) of the Property (Nos. 2-3, 8 -13, 47 - 54), marked in blue in the layout plan - Annex No. 3 to the Agreement, for the purpose of parking of cars of the Lessee, its employees, visitors and contractors;

2.4. the area of the Property used by all lessees of the Property, in particular for the purpose of access (non-exclusive lease of the access areas of the Property together with other lessees) to the Property, marked in yellow in the layout plan — Annex No. 3 to the Agreement, with the total area of 1,684.35 m2, whereas the proportional area for the purpose of calculation of the rent and the operating costs allocated to the Lessee equals to 262.16 m2; the Lessee uses such common areas in connection with its use of the office space pursuant to Article 1, Section 2.1,

(hereinafter also as the “Subject Matter of the Lease”) provided, however, that all the above mentioned floor areas are determined in compliance with the GIF method (Gesellschaft für Immobilienwirtschaftliche Forschung) published in the 2004 Regulation and the Lessee agrees that the floor area of the premises described in this section shall be decisive for determining the amount of rent and operating costs paid by the Lessee pursuant to this Agreement; any potential objections against the floor area must be communicated by a Party to the other Party within 1 month from commencement of the Lease at the latest, otherwise they will not be taken into account.

1.2.            Article 2 “Rent”, Section 1 of the Agreement has been amended as follows:

1.              The monthly rent for the Subject Matter of the Lease is

1.1 Under Article 1, Section 2.1	EUR 15.42/m2, i.e., the total of EUR 41,654.97

1.2 Under Article 1, Section 2.2	EUR 7.66/m2, i.e., the total of EUR 926.71

1.3 Under Article 1, Section 2.3	EUR 102.11/parking lot, i.e., for 64 parking lots the total of EUR 6,535.04

1.4 Under Article 1, Section 2.4	EUR 15.42/m2, i.e., the total of EUR 4,042.51

In total:	EUR 53,159.23 per month

plus the value added tax in the relevant statutory amount and in compliance with statutory terms and conditions. The Lessee hereby confirms it is a VAT payer and undertakes not to cancel its registration to VAT during the term of the lease, unless applicable legal regulations stipulate otherwise.

1.3.            The Article 2 “Rent”, Section 4 of the Agreement has been amended as follows:

The monthly rent under Article 1, Section 1.2. of this Amendment No.2 shall be decreased in the period from 1 November 2011 to 31 January 2012 about amount of EUR 5,820.27 (i.e. EUR 1,940.09 per month). VAT shall be added to this amount in the relevant statutory amount and in compliance with statutory terms and conditions.

1.4.            As regards the operating costs connected with the operation and repairs of the Subject Matter of the Lease, as specified under Annex No. 6 to the Agreement, the monthly lump-sum payments stipulated in Article 3, Section 4 of the Agreement apply to the newly leased storage area and parking lots, including their due dates.

§ 2

Final provisions

2.1.            The remaining provisions of the Agreement remain unchanged and unaffected by this Amendment No.2.

2.2               This Amendment No.2 has been executed in two counterparts in the Czech language and two counterparts in the English language, and each Party shall receive one counterpart in each of the two language versions. In case of any discrepancies the Czech version shall prevail.

a.                     If any provision of this Amendment No. 2 is or becomes invalid or ineffective, the remaining provisions of this Amendment No. 2 shall not be affected thereby. The Parties undertake to replace such invalid or ineffective provision with a new provision with the same business purpose.

2.4               The current Annex No. 3 has been replaced by a new Annex No. 3, which is attached as Annex No. 1 to this Amendment No.2.

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 2.

In Hamburg on For Trianon Building Prague s.r.o. (Lessor)	In Prague on For AVAST Software a.s. (Lessee)

Name: Matthias Gerloff	Name: Eduard Kučera
Title: Executive Director	Title: Chairman of the Board of Directors

Name: Lutz Kandzia
Title: Executive Director

Annexes:

Annex No. 1                              Annex No. 3 to the Lease Agreement: Plan of the Property with the Marked Subject Matter of the Lease

ANNEX 1